Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-133088

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and accompanying prospectus are not offers to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 30, 2006

PROSPECTUS SUPPLEMENT

(To Prospectus Dated October 31, 2006)

            Shares

Warrants to purchase            Shares

NeoMagic Corporation

Common Stock

We are offering up to            shares of our common stock and warrants to purchase up to            shares of our common stock. Purchasers will receive warrants to purchase 0.            shares of common stock at an exercise price of $            per share for each share of common stock they purchase in this offering. Units will not be issued or certificated. The shares of common stock and the warrants are immediately separable and will be issued separately.

Our common stock is listed on the Nasdaq Global Market under the symbol “NMGC”. The last reported sale price of our common stock on the Nasdaq Global Market on November 29, 2006 was $4.42 per share.

We have retained A.G. Edwards & Sons, Inc. as our exclusive placement agent to use their best efforts to solicit offers to purchase our securities in this offering. See “Plan of Distribution” beginning on page S-21 of this prospectus supplement for more information regarding these arrangements.

Investing in our securities involves a high degree of risk. See “ Risk Factors” beginning on page S-4 of this prospectus supplement.

	Per Unit	Total
Public offering price	$	$
Placement agent’s fees	$	$
Proceeds, before expenses, to NeoMagic Corporation	$	$

The placement agent is not purchasing or selling any securities pursuant to this prospectus supplement or the accompanying prospectus, nor are we requiring any minimum purchase or sale of any specific number of securities. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual public offering amount, placement agent’s fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We expect that delivery of the securities being offered pursuant to this prospectus supplement will be made to purchasers on or about December , 2006. Certain purchaser funds will be deposited into an escrow account and held until jointly released by us and the placement agent on the date the shares are to be delivered to the purchasers. All funds received will be held in a non-interest bearing account.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

A.G. EDWARDS

The date of this prospectus supplement is November    , 2006.

Prospectus Supplement

Accompanying Prospectus

Summary	1
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	2
Risk Factors	3
Disclosure Regarding Forward-Looking Statements	11
Use of Proceeds	13
Description of Common Stock	14
Description of Preferred Stock	15
Description of Depositary Shares	18
Description of Warrants	21
Plan of Distribution	23
Legal Matters	25
Experts	25
Where You Can Find More Information	26

The purpose of this prospectus supplement is to provide supplemental information regarding NeoMagic Corporation in connection with this offering. You should read this prospectus supplement, along with the accompanying prospectus, carefully before you invest. Both documents contain important information you should consider when making your investment decision. This prospectus supplement adds, updates and changes information contained in the accompanying prospectus.

NeoMagic and the NeoMagic circle logo are registered trademarks, and NeoMobileTV and MiMagic are trademarks, of NeoMagic Corporation. This prospectus supplement, the accompanying prospectus and documents incorporated by reference herein may contain product names, trade names and trademarks of other entities.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our common stock and warrants and also adds to and updates information contained in or incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more information about us and type of securities we may offer from time to time under our shelf registration statement. To the extent there is a conflict between the information contained, or referred to, in this prospectus supplement, on the one hand, and the information contained, or referred to, in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control. We have not authorized any broker, dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy common stock and warrants, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy common stock and warrants in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement and any accompanying prospectus is delivered or common stock and warrants are sold on a later date.

ii

SUMMARY

The following summary is qualified in its entirety by the more detailed information, including our consolidated financial statements and related notes, included in this prospectus supplement and incorporated in this prospectus supplement by reference. You should carefully consider the information set forth in this prospectus supplement and accompanying prospectus, including the “Risk Factors” section, and the documents we refer to and incorporate by reference. Unless the context otherwise requires, the terms “NeoMagic,” “Company”, “we,” “us” and “our” refer to NeoMagic Corporation, a Delaware corporation, and our subsidiaries.

NeoMagic Corporation

We deliver semiconductor chips and software that provide solutions to enable new multimedia applications for handheld devices. Our solutions offer low power consumption, small form-factor and high performance processing. We demonstrated one of the first solutions used for H.264 video decoding in a mobile digital TV phone, and we are developing and delivering additional solutions for audio/video processing of the dominant mobile digital TV standards, including ISDB-T, X-DMB and DVB-H. As part of our complete system solution, we deliver a suite of middleware and sample applications for imaging, video and audio functionality, and we provide multiple operating system ports with customized drivers for our products. Our product portfolio includes semiconductor solutions known as Applications Processors as well as other System-On-Chips (SOCs). Our Applications Processors are sold under the “MiMagic” brand name with a focus on enabling high performance multimedia within a low power consumption environment. In mobile phones, our Applications Processors are designed to work side-by-side with baseband processors that are used for communications functionality. Our SOC product dedicated for the mobile digital TV market is marketed under the “NeoMobileTV” brand name. Target customers for both our MiMagic products and our NeoMobileTV product include manufacturers of mobile phones, mobile phone subsystems, voice and video over IP devices, handheld mobile television devices, navigation systems, wireless cameras and other multimedia devices. The largest projected market opportunity for our products is in the mobile phone market, where our products enable multimedia functionality.

We believe that next-generation mobile phones and other handheld devices will continue to feature increased multimedia functionality including: mobile TV, advanced camera applications, highly compressed video using H.264 video standards, 3D graphics for gaming, and audio. Our strategy is to become a leading provider of multimedia processing solutions by:

•	Leveraging our core competencies in integrating logic, analog, and memory to support multimedia applications on mobile phones and handheld devices with power-efficient, high performance, low-cost solutions;

•	Offering multiformat solutions that support a full range of operating systems, basebands, wireless protocols, and mobile TV broadcast formats;

•	Providing high-performance, power-efficient solutions that use our proprietary Associative Processing Array architecture;

•	Continuing to build relationships with leading component, software and solutions providers to offer our customers complete solutions; and

•	Focusing our sales efforts on several points in the sales channel including: original design manufacturers, design firms, contract manufacturers, original equipment manufacturers, network operators and virtual network operators.

We have established relationships with third-party manufacturing partners to produce semiconductor products for us. Pursuant to these relationships, we design the overall product, including the logic and analog circuitry, and the manufacturing partners manufacture the wafers, assemble and test the products.

In the past, we provided graphics processor semiconductors to top notebook computer manufacturers. In April 2000, we began to exit the graphics processor market. However, the majority of our historical net sales through the end of fiscal year 2002 continued to come from these products. We do not expect to have revenue related to these products in the future. We believe that we were one of the first companies to adopt large amounts of on-chip memory for commercial applications. Many industry sources consider our graphics processors to be the semiconductor industry’s first commercially successful embedded DRAM products. Currently, embedded DRAM technology is used broadly in many applications. We believe that several companies have infringed on our patents for embedded DRAM technology. In the third quarter of fiscal year 2006, we completed a patent licensing transaction with Sony Corporation where Sony paid NeoMagic $8.5 million ($5.6 million after deducting commissions and expenses) for a license to our patents. We are currently in discussions with multiple companies about taking a license to our embedded DRAM patents.

We were originally incorporated in California in 1993 and we reincorporated in Delaware in 1997. Our principal executive offices are located at 3250 Jay Street, Santa Clara, California 95054. Our telephone number at that address is (408) 988-7020. Our website is located on the internet at www.neomagic.com. The information contained or incorporated in our website is not part of this prospectus supplement.

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

The ratio of earnings to cover fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated are as follows:

NeoMagic Corporation

Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

(in thousands)

	Year Ended January 27, 2002	Year Ended January 26, 2003	Year Ended January 25, 2004	Year Ended January 30, 2005	Year Ended January 29, 2006	Nine Months Ended October 30, 2005	Nine Months Ended October 29, 2006
Ratio of earnings available to cover fixed charges (1)	—	—	—	—	—	—	—
Ratio of earnings available to cover combined charges and preferred stock dividends (1)	—	—	—	—	—	—	—

(1)	Due to our losses in the years ended January 27, 2002, January 26, 2003, January 25, 2004, January 30, 2005 and January 29, 2006, and for the nine months ended October 30, 2005 and October 29, 2006, the ratio coverage was less than 1:1. Earnings were insufficient to cover fixed charges by $30.1 million, $37.2 million, $26.7 million, $28.0 million and $12.1 million for the years ended January 27, 2002, January 26, 2003, January 25, 2004, January 30, 2005 and January 29, 2006, and $5.3 million and $13.5 million for the nine months ended October 30, 2005 and October 29, 2006.

In calculating the ratio of earnings available to cover fixed charges and the ratio of earnings available to cover combined fixed charges and preferred dividends, “earnings” consists of net income (loss) before provisions for income taxes plus fixed charges. Fixed charges consisted of one-fifth of our rental expense, which we believe to be representative of interest attributable to rentals.

The Offering

Common stock offered by us	shares

Warrants to purchase common stock offered by us	warrants

Common stock to be outstanding after this offering	shares

Use of proceeds	The net proceeds from the sale of securities offered by this prospectus supplement will be used for general corporate purposes and working capital requirements. We may also use a portion of the net proceeds to fund possible investments in and acquisitions of complimentary businesses, partnerships, minority investments, products or technologies. Currently, there are no commitments or agreements regarding such acquisitions or investments that are material. See “Use of Proceeds” on page S-15.

Warrant terms	The warrants will be exercisable at a price of $ per share of common stock.

Nasdaq Global Market symbol	“NMGC”

Except as otherwise indicated herein, the information above and elsewhere in this prospectus supplement regarding outstanding shares of our common stock is based on 9,636,476 shares of common stock outstanding as of October 29, 2006, and excludes the following shares of common stock:

•	1,697,690 shares of common stock issuable upon the exercise of stock options outstanding as of October 29, 2006, with a weighted-average exercise price of $6.94 per share;

•	1,085,603 shares of common stock issuable upon the exercise of warrants outstanding as of October 29, 2006, with a weighted-average exercise price of $8.45 per share;

•	1,348,967 shares of common stock reserved for future awards under our stock option plans and our employee stock purchase plans as of October 29, 2006; and

•	shares of common stock issuable upon the exercise of the warrants issued hereunder.

R ISK FACTORS

An investment in our common stock and warrants involves a high degree of risk. You should consider carefully the risks and uncertainties described below together with all other information in our filings with the Securities and Exchange Commission, or the SEC, that are contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to invest in our common stock and warrants. The risk factors set forth below, in addition to all such other information that is contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, supersede the risk factors contained in our prior filings with the SEC. Prospective investors should review all of these risk factors before making an investment decision. If any of these risks or uncertainties actually occurs, our business, financial condition or results of operations could be materially adversely affected. Additional risks and uncertainties of which we are unaware or that we currently believe are immaterial could also materially adversely affect our business, financial condition or results of operations. In any case, the trading price of our common stock could decline, and you could lose all or part of your investment. See also “Special Note Regarding Forward-Looking Statements.”

Risks Related to the Company

We expect to continue to incur significant losses and consume cash in operations through July 29, 2007

We have been incurring substantial losses and consuming cash in operations as we invest heavily in new product development in advance of achieving significant customer sales. This is expected to continue through July 29, 2007. Our ability to achieve cash flow breakeven is likely to depend on the success of our MiMagic 6+ and NeoMobileTV products. However, even if the, MiMagic 6+ and NeoMobileTV achieve widespread customer acceptance, the length of customer design-in cycles would preclude substantial product shipments in the fiscal year ending January 28, 2007. Even if these new products are successful, we are likely to incur significant additional losses and consume cash in operations through July 29, 2007.

We are likely to need additional capital

Given the long cycle times required to achieve design wins, convert customer design wins into production orders, and for customers to achieve volume shipments of their products, we are likely to require additional working capital to fund our business. We believe that our existing capital resources will be sufficient to meet our capital requirements through at least the end of our fiscal year ending January 28, 2007. However, we expect we will need to raise additional capital to fund future operating activities beyond January 28, 2007. Our future capital requirements will depend on many factors, including the rate of new sales growth, timing and extent of spending to support research and development programs in new and existing areas of technology, expansion of sales and marketing support activities, and timing and customer acceptance of new products. Our ability to raise capital and the terms of any financing will depend, in part, on our ability to establish customer engagements and generate sales. As discussed below, revenue performance is difficult to forecast. We cannot assure you that additional equity or debt financing, if required, will be available on acceptable terms or at all.

Our revenues are difficult to predict

For a variety of reasons, revenues are difficult to predict and may vary significantly from quarter to quarter. Our ability to achieve design wins depends on a number of factors, many of which are outside of our control, including changes in the customer’s strategic and financial plans, competitive factors and overall market conditions. As our experience demonstrates, design wins themselves do not always lead to production orders because the customer may cancel or delay products for a variety of reasons. Such reasons may include the performance of a particular product that may depend on components not supplied by NeoMagic, market conditions, reorganizations or other internal developments at the customer and changes in customer personnel or strategy. Even when a customer has begun volume production of a product containing our chips, volumes are difficult to forecast because there may be no history to provide a guide, and because market conditions and other factors may cause changes in the customer’s plans. Because of the market uncertainties they face, many customers place purchase orders on a short lead-time basis, rather than providing reliable long-term purchase orders or purchase forecasts.

The difficulty in forecasting revenues increases the difficulty in forecasting our working capital requirements. It also increases the likelihood that we may overproduce particular parts, resulting in inventory charges, or under produce particular parts, affecting our ability to meet customer requirements. The difficulty in forecasting revenues also restricts our ability to provide forward-looking revenue and earnings guidance to the financial markets and increases the chance that our performance does not match forecasts.

We have a limited customer base

Two customers accounted for 79% and 12%, respectively, of product revenue for the three months ended October 29, 2006. Three customers accounted for 47%, 22% and 16%, respectively, of product revenue for the three months ended October 30, 2005. Three customers accounted for 43%, 27% and 13%, respectively, of product revenue in the nine months ended October 29, 2006. Four customers accounted for 33%, 22%, 13% and 11%, respectively, of product revenue in the nine months ended October 30, 2005. We expect that a small number of customers will account for a substantial portion of our product revenue for the foreseeable future. Furthermore, the majority of our sales were historically made, and are expected to continue to be made, on the basis of purchase orders rather than pursuant to long-term purchase agreements. As a result, our business, financial condition and results of operations could be materially adversely affected by the decision of a single customer to cease using our products, or by a decline in the number of handheld devices sold by a single customer.

We may lose our customer base

Our products are designed to afford the mobile phone and handheld device manufacturer significant advantages with respect to product performance, power consumption and size. To the extent that other future developments in components or subassemblies incorporate one or more of the advantages offered by our products, the market demand for our products may be negatively impacted.

We face intense competition in our markets

The market for multimedia processors is intensely competitive and is characterized by rapid technological change, evolving industry standards and declining average selling prices. We believe that the principal factors of competition in this market are video performance, price, features, power consumption, size and customer support. Our ability to compete successfully in the multimedia processor market depends on a number of factors, including success in designing and subcontracting the manufacture of new products that implement new technologies, product quality and reliability, price, ramp of production of our products, customer demand and acceptance of more sophisticated multimedia functionality on mobile phones and other handheld devices, end-user acceptance of our customers’ products, market acceptance of competitors’ products and general economic conditions. Our ability to compete will also depend on our ability to identify and ensure compliance with evolving industry standards and market trends.

We compete with both domestic and foreign companies, some of which have substantially greater financial and other resources than us with which to pursue engineering, manufacturing, marketing and distribution of their products. Our principal competitors include Texas Instruments, Renesas, ST Microelectronics and Broadcom as well as a number of vertically integrated electronics firms that are developing their own solutions. We may also face increased competition from new entrants into the market, including companies currently at developmental stages. We believe we have significant intellectual properties and have historically demonstrated expertise in SOC technology. However, our inability to introduce timely new products for our market, to support these products in customer programs, or to manufacture these products could have a material adverse effect on our business, financial condition and operating results.

Some of our current and potential competitors operate their own manufacturing facilities. Since we do not operate our own manufacturing facility and may from time-to-time make binding commitments to purchase products (binding purchase orders totaling $107,000 were outstanding as of October 29, 2006), we may not be able to reduce our costs and cycle time or adjust our production to meet changing demand as rapidly as companies that operate their own facilities, which could have a material adverse effect on our results of operations. In addition, if production levels increase the amount for which the Company will be obligated under binding purchase orders may increase significantly.

Uncertainty regarding future licensing revenue

In the third quarter of fiscal 2006, we collected gross licensing revenue of $8.5 million, of which, net of commissions and expenses, we actually received $5.6 million, from the nonexclusive licensing of all of our patents to Sony Corporation of Tokyo, Japan. We cannot assure you that we will be able to generate any future licensing revenue from our 26 patents or from any future patents that we will own or have the right to license. The licensing agreement with Sony may be the only licensing agreement that we ever complete. Furthermore, if we should in the future complete an agreement to license our patents, we cannot assure you that the licensing revenue we receive from such license will equal or exceed the licensing revenue we received from Sony.

We depend on qualified personnel

Our future success depends in part on the continued service of our key engineering, sales, marketing, manufacturing, finance and executive personnel, and our ability to identify, hire and retain additional personnel to serve potential customers in our targeted markets. There is strong competition for qualified personnel in the semiconductor industry, and we cannot assure you that we will be able to continue to attract and retain qualified personnel necessary for the development of our business. We have experienced the loss of personnel through headcount reductions and attrition. In the past two years, we have lost some of our executive management. For example, Prakash Agarwal, one of our co-founders who was our President, Chief Executive Officer and a Director since our founding, resigned from all these positions on April 19, 2005. Our new President and Chief Executive Officer, Douglas R. Young, has been with us only since February 2004. We cannot assure you that the resignation of Mr. Agarwal and the appointment of Mr. Young will not have a material adverse effect on our business, financial condition and results of operations.

All our executive officers are employees “at will”. We have an employment contract with each of Douglas R. Young, our chief executive officer, and Scott Sullinger, our chief financial officer. Each employment contract allows us to terminate the employee at any time but we may have severance payments that we need to make upon such termination of employment. We do not maintain key person insurance on any of our personnel. If we are not able to maintain key personnel, if our headcount is not appropriate for our future direction, or if we fail to recruit key personnel critical to our future direction in a timely manner, this may have a material adverse effect on our business, financial condition and results of operations.

In addition, our future success will depend in part on our ability to identify and retain qualified individuals to serve on our board of directors. We believe that maintaining a board of directors comprised of qualified members is critical given the current status of our business and operations. Moreover, Nasdaq Global Market rules require three outside board members to serve on our audit committee. Any inability on our part to identify and retain qualified board members could have a material adverse effect on our business or could lead to the delisting of our securities from the Nasdaq Global Market.

Our products may be incompatible with evolving industry standards and market trends

Our ability to compete in the future will also depend on our ability to identify and ensure compliance with evolving industry standards and market trends. Unanticipated changes in market trends and industry standards could render our products incompatible with products developed by major hardware manufacturers and software developers. As a result, we could be required to invest significant time and resources to redesign our products or obtain license rights to technologies owned by third parties to comply with relevant industry standards and market trends. We cannot assure you that we will be able to redesign our products or obtain the necessary third-party licenses within the appropriate window of market demand. If our products are not in compliance with prevailing market trends and industry standards for a significant period of time, we could miss crucial OEM and ODM design cycles, which could result in a material adverse effect on our business, financial condition and results of operations.

We depend on new product development to meet rapid market and technological change

NeoMagic is focused on providing high-performance semiconductor solutions for sale to manufacturers of mobile phones and handheld devices. New product planning is focused on integrated SOC semiconductor products for handheld devices that integrate multimedia technologies such as H.264 video compression, 3D graphics and audio technologies. Our future business, financial condition and results of operations will depend to a significant extent on our ability to develop new products that address these market opportunities. As a result, we believe that significant expenditures for research and development will continue to be required in the future.

We must anticipate the features and functionality that consumers and infrastructure providers will demand, incorporate those features and functionality into products that meet the exacting design requirements of equipment manufacturers, price our products competitively and introduce new products to the market on a timely basis. The success of new product introductions is dependent on several factors, including proper new product definition, timely completion and introduction of new product designs, the ability to create or acquire intellectual property, the ability of manufacturing partners to effectively manufacture new products, quality of new products, differentiation of new products from those of our competitors and market acceptance of our products and the products of our customers. We cannot assure you that the products we expect to introduce will incorporate the features and functionality demanded by mobile phone and handheld device manufacturers and consumers, will be successfully developed, or will be introduced within the appropriate window of market demand. We cannot assure you that customers who use our semiconductor products will achieve the levels of market success with their own products that they may project to us.

Because of the complexity of our products, we often have experienced delays in completing development and introduction of new products. If there are delays in production of current products, or in the completion of development of future products, including the products currently under development for introduction over the next 12 to 18 months, our potential future business, financial condition, and results of operations will be materially adversely affected. In addition, the time required for competitors to develop and introduce competing products may be shorter, their manufacturing yields may be better, and their production costs may be lower than those experienced by us.

We depend on third-party manufacturers to produce our products

Our products require wafers manufactured with state-of-the-art fabrication equipment and techniques. We currently use one third-party foundry for wafer fabrication. We expect that, for the foreseeable future, all of our products will be manufactured at Taiwan Semiconductor Manufacturing Corporation on a purchase order by purchase order basis. Since, in our experience, the lead time needed to establish a relationship with a new wafer fabrication partner is at least 12 months, and the estimated time for a foundry to switch to a new product line ranges from four to nine months, we may have no readily available alternative source of supply for specific products. In addition to time constraints, switching foundries would require a diversion of engineering manpower and financial resources to redesign our products so that the new foundry could manufacture them. We cannot assure you that we can redesign our products to be manufactured by a new foundry in a timely manner, nor can we assure you that we will not infringe on the intellectual property of our current wafer manufacturer when we redesign our products for a new foundry. A manufacturing disruption experienced by our manufacturing partner, the failure of our manufacturing partner to dedicate adequate resources to the production of our products, or the financial instability of our manufacturing partner would have a material adverse effect on our business, financial condition and results of operations. Furthermore, if the transition to the next generation of manufacturing technologies by our manufacturing partner is unsuccessful, our business, financial condition and results of operations would be materially and adversely affected.

We have many other risks because we depend on a third-party manufacturer, including: reduced control over delivery schedules, quality, manufacturing yields and cost; the potential lack of adequate capacity during periods of excess demand; limited warranties on wafers supplied to us; and potential misappropriation of our intellectual property. We are dependent on our manufacturing partner to produce wafers with acceptable quality and manufacturing yields, to deliver those wafers on a timely basis to our third party assembly subcontractors and to allocate a portion of their manufacturing capacity sufficient to meet our needs. Although our products are designed using the process design rules of the particular manufacturer, we cannot assure you that our manufacturing partner will be able to achieve or maintain acceptable yields or deliver sufficient quantities of wafers on a timely basis or at an acceptable cost. Additionally, we cannot assure you that our manufacturing partner will continue to devote adequate resources to produce our products or continue to advance the process design technologies on which the manufacturing of our products are based.

We rely on third-party subcontractors to assemble and test our products

Our products are assembled and tested by third-party subcontractors. We expect that, for the foreseeable future, the vast majority of our products will be packaged and assembled at Amkor Technology on a purchase order by purchase order basis. We do not have long-term agreements with any of these subcontractors. Such assembly and testing is conducted on a purchase order basis. Because we rely on third-party subcontractors to assemble and test our products, we cannot directly control product delivery schedules, which could lead to product shortages or quality assurance problems that could increase the costs of manufacturing or assembly of our products. Due to the amount of time normally required to qualify assembly and test subcontractors, product shipments could be delayed significantly if we were required to find alternative subcontractors. Any problems associated with the delivery, quality or cost of the assembly and test of our products could have a material adverse effect on our business, financial condition and results of operations.

We may encounter inventory excess or shortage

To have product inventory to meet potential customer purchase orders, we sometimes place purchase orders for wafers from our manufacturer in advance of having firm purchase orders from our customers. We had binding orders for wafers totaling $107,000 outstanding as of October 29, 2006. If we do not have sufficient demand for our products and cannot cancel our current and future commitments without material impact, we may experience excess inventory, which will result in a write-off affecting gross margin and results of operations. If we cancel a purchase order, we must pay cancellation penalties based on the status of work in process or the proximity of the cancellation to the delivery date. We must place purchase orders for wafers before we receive purchase orders from our own customers. This limits our ability to react to fluctuations in demand for our products, which can be unexpected and dramatic, and from time-to-time will cause us to have an excess or shortage of wafers for a particular product. As a result of the long lead-time for manufacturing wafers and the increase in “just in time” ordering by customers, semiconductor companies from time-to-time take charges for excess inventory. We did in fact incur such charges in fiscal 2006 of $0.2 million and in fiscal 2005 of $0.4 million. We also incurred write-off charges of $12,000 in the first three quarters of fiscal 2007. Significant write-offs of excess inventory have had and could continue to have a material adverse effect on our financial condition and results of operations. Conversely, failure to order sufficient wafers would cause us to miss revenue opportunities and, if significant, could impact sales by our customers, which could adversely affect our customer relationships and thereby materially adversely affect our business, financial condition and results of operations.

Our manufacturing yields may fluctuate

Fabricating semiconductors is an extremely complex process, which typically includes hundreds of process steps. Minute levels of contaminants in the manufacturing environment, defects in masks used to print circuits on a wafer, variation in equipment used and numerous other factors can cause a substantial percentage of wafers to be rejected or a significant number of die on each wafer to be nonfunctional. Many of these problems are difficult to diagnose and time consuming or expensive to remedy. As a result, semiconductor companies often experience problems in achieving acceptable wafer manufacturing yields, which are represented by the number of good die as a proportion of the total number of die on any particular wafer. We typically purchase wafers, not die, and pay an agreed upon price for wafers meeting certain acceptance criteria. Accordingly, we bear the risk of the yield of good die from wafers purchased meeting the acceptance criteria.

Semiconductor manufacturing yields are a function of both product design, which is developed largely by us, and process technology, which is typically proprietary to the manufacturer. Historically, we have experienced lower yields on new products. Since low yields may result from either design or process technology failures, yield problems may not be effectively determined or resolved until an actual product exists that can be analyzed and tested to identify process sensitivities relating to the design rules that are used. As a result, yield problems may not be identified until well into the production process, and resolution of yield problems would require cooperation and communication between the manufacturer and us. This risk is compounded by the offshore location of our manufacturers, increasing the effort and time required to identify, communicate and resolve manufacturing yield problems. As our relationships with new manufacturing partners develop, yields could be adversely affected due to difficulties associated with adapting our technology and product design to the proprietary process technology and design rules of each manufacturer. Any significant decrease in manufacturing yields could result in an increase in our per unit product cost and could force us to allocate our available product supply among our customers, potentially adversely impacting customer relationships as well as revenues and gross margins. We cannot assure you that our manufacturers will achieve or maintain acceptable manufacturing yields in the future.

Uncertainty and litigation risk associated with patents and protection of proprietary rights

We rely in part on patents to protect our intellectual property. As of October 29, 2006, we had been issued 26 patents. These 26 issued patents are scheduled to expire between June 2014 and November 2024. In June 2006, we sold 4 patents to Samsung Electronics Co. Ltd. for net proceeds of $1.0 million. In April 2005, we sold 58 patents to Faust Communications, LLC for net proceeds of $3.5 million. The patents sold related to products we no longer sell and not to products that we currently sell or plan to sell. We retained a worldwide, non-exclusive license under the patents sold. The sales did not include several of our important patents covering embedded DRAM technology nor any of the unique array processing technology used in our MiMagic 6+ and NeoMobileTV products. Additionally, we have several patent applications pending. We cannot assure you that our pending patent applications, or any future applications, will be approved. Further, we cannot assure you that any issued patents will provide us with significant intellectual property protection, competitive advantages, or will not be challenged by third parties, or that the patents of others will not have an adverse effect on our ability to do business. In addition, we cannot assure you that others will not independently develop similar products, duplicate our products or design around any patents that may be issued to us.

We also rely on a combination of mask work protection, trademarks, copyrights, trade secret laws, employee and third-party nondisclosure agreements and licensing arrangements to protect our intellectual property. Despite these efforts, we cannot assure you that others will not independently develop substantially equivalent intellectual property or otherwise gain access to our trade secrets or intellectual property, disclose such intellectual property or trade secrets, or that we can meaningfully protect our intellectual property. Our failure to meaningfully protect our intellectual property could have a material adverse effect on our business, financial condition and results of operations.

As a general matter, the semiconductor industry has experienced substantial litigation regarding patent and other intellectual property rights. In December 1998, the Company filed a lawsuit in the United States District Court for the District of Delaware seeking damages and an injunction against Trident Microsystems, Inc. The suit alleged that Trident’s embedded DRAM graphics accelerators infringe certain patents held by the Company. In January 1999, Trident filed a counter claim against the Company alleging an attempted monopolization in violation of antitrust laws, arising from NeoMagic’s filing of the patent infringement action against Trident. The Court ruled that there was no infringement by Trident. The Company filed an appeal in the United States Court of Appeals, for the Federal Circuit. On April 17, 2002, the United States Court of Appeals for the Federal Circuit affirmed the lower court’s judgment of non-infringement on one patent and vacated the court’s judgment of non-infringement on another patent, thereby remanding it to the lower court for further proceedings. In November 2002, the lower court heard oral arguments on cross-motions for summary judgment on the matter. In May 2003, the lower court ruled in favor of Trident. In December 2003, the Company filed an appeal in the United States Court of Appeals, for the Federal Circuit. In August 2004, the Federal Circuit rejected the appeal and affirmed the lower court’s decision of no infringement by the Trident products. On September 2, 2005 the United States District Court for the District of Delaware approved the Trident request that its counterclaim against NeoMagic filed in January 1999 be dismissed without prejudice.

Any patent litigation, whether or not determined in our favor or settled by us, would at a minimum be costly and could divert the efforts and attention of our management and technical personnel from productive tasks, which could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that current or future infringement claims by third parties or claims for indemnification by customers or end users of our products resulting from infringement claims will not be asserted in the future or that such assertions, if proven to be true, will not materially adversely affect our business, financial condition and results of operations. If any adverse ruling in any such matter occurs, we could be required to pay substantial damages, which could include treble damages, to cease the manufacturing, use and sale of infringing products, to discontinue the use of certain processes, or to obtain a license under the intellectual property rights of the third party claiming infringement. We cannot assure you, however, that a license would be available on reasonable terms or at all. Any limitations in our ability to market our products, or delays and costs associated with redesigning our products or payments of license fees to third parties, or any failure by us to develop or license a substitute technology on commercially reasonable terms could have a material adverse effect on our business, financial condition and results of operations.

We depend on foreign sales and suppliers

Export sales have been a critical part of our business. Sales to customers located outside the United States (including sales to the foreign operations of customers with headquarters in the United States and foreign manufacturers that sell to United States-based OEMs) accounted for 100% and 45% of our product revenue for the three months ended October 29, 2006 and October 30, 2005, respectively. Sales to customers located outside the United States accounted for 71% and 61% of product revenue for the nine months ended October 29, 2006 and October 30, 2005, respectively. We expect that product revenue derived from foreign sales will continue to represent a significant portion of our total product revenue. Letters of credit issued by customers have supported a portion of our foreign sales. To date, our foreign sales have been denominated in United States dollars. Increases in the value of the U.S. dollar relative to the local currency of our customers could make our products relatively more expensive than competitors’ products sold in the customer’s local currency.

Foreign manufacturers have produced, and are expected to continue to produce for the foreseeable future, all of our wafers. In addition, many of the assembly and test services we use are procured from foreign sources. Wafers are priced in U.S. dollars under our purchase orders with our manufacturing suppliers.

Foreign sales and manufacturing operations are subject to a variety of risks, including fluctuations in currency exchange rates, tariffs, import restrictions and other trade barriers, unexpected changes in regulatory requirements, longer accounts receivable payment cycles, potentially adverse tax consequences and export license requirements. In addition, we are subject to the risks inherent in conducting business internationally including foreign government regulation, political and economic instability, and unexpected changes in diplomatic and trade relationships. Moreover, the laws of certain foreign countries in which our products may be developed, manufactured or sold, may not protect our intellectual property rights to the same extent as do the laws of the United States, thus increasing the possibility of piracy of our products and intellectual property. We cannot assure you that one or more of these risks will not have a material adverse effect on our business, financial condition and results of operations.

Our financial results could be affected by changes in accounting principles

Generally accepted accounting principles in the United States are subject to issuance and interpretation by the Financial Accounting Standards Board, or FASB, the American Institute of Certified Public Accountants, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change. For example, in December 2004, FASB issued SFAS 123(R), “Share-Based Payment,” which replaces SFAS 123 and supersedes APB 25. As required, we adopted SFAS 123(R) in our first quarter of fiscal year 2007. SFAS 123(R) requires that compensation costs relating to share-based payment transactions be recognized in the financial statements. The pro forma disclosure previously permitted under SFAS 123 is no longer an acceptable alternative to recognition of expense in the financial statements. The adoption of SFAS 123(R) will result in a decrease in any earnings that we report.

Risks Related to our Common Stock and the Offering

Our stock price may be volatile

The market price of our common stock is, like that of other semiconductor companies, and of the warrants exercisable for common stock is likely to be, highly volatile. The market for our common stock has from time to time experienced significant price and volume fluctuations that may be unrelated to our operating performance. The market price of our common stock and the warrants exercisable into common stock could be subject to significant fluctuations in response to various factors, including:

•	sales of our common stock;

•	quarter-to-quarter variations in our anticipated or actual operating results;

•	announcements of new products;

•	technological innovations or setbacks by us or our competitors;

•	general conditions in the semiconductor industry;

•	unanticipated shifts in the markets for mobile phones and other handheld devices or changes in industry standards;

•	losses of key customers;

•	litigation commencement or developments;

•	the impact of our financing activities; including dilution to shareholders;

•	changes in or the failure by us to meet estimates of our performance by securities analysts;

•	market conditions for high technology stocks in general; and

•	other events or factors.

In future quarters, our operating results may be below the expectations of public market analysts or investors.

Potential Nasdaq Stock Market delisting

On February 28, 2005, we received a notice from the Nasdaq Global Market that we were no longer in compliance with the requirements for continued inclusion of our common stock on the Nasdaq Global Market pursuant to the Nasdaq’s Marketplace Rule 4450(a)(5) (the “Rule”) because our common stock had closed below $1.00 per share for 30 consecutive business days. We were given 180 calendar days, or until August 29, 2005, to regain compliance with the Rule. To regain compliance with the Rule, the closing bid price of our common stock had to be $1.00 per share or more for a minimum of 10 consecutive business days before August 29, 2005. To regain compliance with the Rule, we effected a five-for-one reverse stock split on August 12, 2005 that brought the closing bid price of our common stock above $1.00. The closing bid price of our common stock has stayed above $1.00 since the reverse stock split occurred.

If we fail to comply with the continued listing requirements of the Nasdaq Global Market, including the minimum bid price per share requirement and the minimum stockholders’ equity requirement, we may be delisted from trading on such market, and thereafter trading in our common stock, if any, would be conducted through the Nasdaq Capital Market, the over-the-counter market or on the Electronic Bulletin Board of the National Association of Securities Dealers, Inc. There is no guarantee that an active trading market for our common stock will be maintained on the Nasdaq Global Market. You may not be able to sell your shares quickly, at the market price or at all if trading in our stock is not active.

Investors in this offering will experience immediate and substantial dilution

The public offering price of the securities to be offered pursuant to this prospectus supplement is substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock and warrants in this offering, you will incur immediate and substantial dilution in the pro forma net tangible book value per share of common stock from the price per share that you pay for the common stock. If the holders of outstanding options or warrants exercise those options or warrants at prices below the public offering price, you will incur further dilution. In addition, upon the closing of this offering, the exercise price of currently outstanding warrants will be reduced through operation of antidilution provisions in such warrants and the number of shares will be correspondingly increased. See “Dilution.”

Sales of substantial amounts of our common stock or the perception that such sales may occur could cause the market price of our common stock to drop significantly, even if our business is performing well

The market price of our common stock could decline as a result of sales by, or the perceived possibility of sales by, our existing stockholders of shares of our common stock in the market after this offering. These sales might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate. The lock-up agreements delivered by our directors and officers to the placement agent in connection with this offering generally provide that they will not dispose of their shares of our common stock for a period of 90 days after the date of this prospectus supplement. The placement agent has no pre-established conditions to waiving the terms of the lock-up agreements, and any decision by them to waive those conditions would depend on a number of factors, which may include market conditions, the performance of the common stock in the market and our financial condition at that time.

We will have broad discretion in how we use the proceeds of this offering, and we may not use these proceeds effectively, which could affect our results of operations and cause our stock price to decline

We will have considerable discretion in the application of the net proceeds of this offering. Our management has broad discretion over how these proceeds are used and could spend the proceeds in ways with which you may not agree. We may not invest the proceeds of this offering effectively or in a manner that yields a favorable or any return and, consequently, this could result in financial losses that could have a material and adverse effect on our business, cause the price of our common stock to decline or delay the development of our product candidates.

Anti-takeover provisions in our charter documents and under Delaware law may make an acquisition of us, which may be beneficial to our stockholders, more difficult, which could depress our stock price

We are incorporated in Delaware. Certain anti-takeover provisions of Delaware law and our charter documents as currently in effect may make a change in control of our company more difficult, even if a change in control would be beneficial to the stockholders. Our bylaws limit who may call a special meeting of stockholders and establish advance notice requirements for nomination for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings. Delaware law also prohibits corporations from engaging in a business combination with any holders of 15% or more of their capital stock until the holder has held the stock for three years unless, among other possibilities, the board of directors approves the transaction. In addition, our board of directors has adopted a stockholder rights plan, the provisions of which could make it more difficult for a potential acquirer of NeoMagic to consummate an acquisition transaction. Our board of directors may use these provisions to prevent changes in the management and control of our company. Also, under applicable Delaware law, our board of directors may adopt additional anti-takeover measures in the future.

Because we do not expect to pay dividends in the foreseeable future, you must rely on stock price appreciation for any return on your investment

We have paid no cash dividends on any of our capital stock to date, and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future, and payment of cash dividends, if any, will also depend on our financial condition, results of operations, capital requirements and other factors and will be at the discretion of our board of directors. Furthermore, we are subject to various laws and regulations that may restrict our ability to pay dividends and we may in the future become subject to contractual restrictions on, or prohibitions against, the payment of dividends. Accordingly, the success of your investment in our securities will likely depend entirely upon any future appreciation. There is no guarantee that our securities will appreciate in value after the offering or even maintain the price at which you purchased your shares, you may not realize a return on your investment in our securities and you may lose your entire investment in our securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements that are based upon current expectations that are within the meaning of the Private Securities Litigation Reform Act of 1995. It is our intent that such statements be protected by the safe harbor created thereby. Forward-looking statements involve risks and uncertainties and our actual results and the timing of events may differ significantly from the results discussed in the forward-looking statements. Examples of such forward-looking statements include, but are not limited to:

•	the potential benefits of our products;

•	future operating losses and anticipated operating and capital expenditures;

•	expected uses of proceeds from our securities offerings;

•	the utility of protection of our intellectual property;

•	expected future sources of revenue and capital;

•	potential competitors or competitive products;

•	future market acceptance of our products;

•	expenses increasing substantially;

•	future expectations regarding trade secrets, technological innovations, licensing agreements and outsourcing of certain business functions; and

•	anticipated hiring.

Such forward-looking statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to:

•	difficulties or delays in developing, testing, manufacturing and commercializing our technologies;

•	the uncertainty of patent protection for our intellectual property or trade secrets;

•	potential infringement of the intellectual property rights or trade secrets of third parties;

•	licensing or selling our intellectual property;

•	pursuing in-license and acquisition opportunities;

•	hiring and retaining personnel; and

•	our financial position and our ability to obtain additional financing if necessary.

In addition, such statements are subject to the risks and uncertainties discussed in the “Risk Factors” section and elsewhere in this document.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $            at a public offering price of $ per unit, after deducting the placement agent’s fees and estimated offering expenses and assuming that we sell the maximum number of shares offered hereby.

Unless otherwise indicated in the prospectus supplement, the net proceeds from the sale of securities offered by this prospectus supplement will be used for general corporate purposes and working capital requirements. We may also use a portion of the net proceeds to fund possible investments in and acquisitions of complementary businesses, partnerships, minority investments, products or technologies. Currently, there are no commitments or agreements regarding such acquisitions or investments that are material. Pending their ultimate use, we intend to invest the net proceeds in direct obligations of the U.S. Treasury, including treasury bills, notes and bonds, federal agency securities, corporate securities, including commercial paper and corporate debt instruments, short-term tax exempt securities, auction rate preferred stocks or bonds, and money market funds, all with maturities that generally do not exceed 12 months from the date of settlement.

CAPITALIZATION

The following table sets forth our unaudited cash, cash equivalents and short-term investments, and capitalization as of October 29, 2006:

•	on an actual basis; and

•	on an as-adjusted basis, to give effect to the sale of shares of common stock and warrants to purchase shares of common stock offered by us in this offering at a public offering price of $ per unit, after deducting the placement agent’s fees and estimated offering expenses payable by us (but not assuming exercise of the warrants).

	As of October 29, 2006
	Actual	As Adjusted
	(Unaudited, in thousands)
Cash, cash equivalents and short-term investments	$13,641	$

Stockholders’ equity:
Preferred stock, $0.001 par value:
Authorized shares – 2,000,000
Issued and outstanding shares – none at October 29, 2006	0
Common stock, $0.001 par value
Authorized shares – 100,000,000(1)
Issued and outstanding shares – 9,636,476 at October 29, 2006; as adjusted	37
Additional paid-in capital	111,067
Deferred stock compensation	—
Accumulated other comprehensive loss	—
Accumulated deficit	(99,206)

Total stockholders’ equity	11,898

Total liabilities and stockholders’ equity	$16,632

(1)	Excludes the following shares of common stock:

•	1,697,690 shares of common stock issuable upon the exercise of stock options outstanding as of October 29, 2006, with a weighted-average exercise price of $6.94 per share;

•	1,085,603 shares of common stock issuable upon the exercise of warrants outstanding as of October 29, 2006, with a weighted-average exercise price of $8.65 per share;

•	1,348,967 shares of common stock reserved for future awards under our stock option plans and our employee stock purchase plans as of October 29, 2006; and

•	shares of common stock issuable upon the exercise of the warrants issued hereunder.

DILUTION

If you invest in our common stock and warrants, your interest will be diluted by an amount equal to the difference between the public offering price and the net tangible book value per share of common stock after this offering. We calculate net tangible book value per share by dividing our net tangible book value (total assets less intangible assets and total liabilities) by the number of outstanding shares of common stock.

Our net tangible book value at October 29, 2006 was $11.9 million, or $1.23 per share of common stock. After giving effect to the sale of             shares of common stock and warrants to purchase             shares of common stock in this offering at the public offering price of $             per unit, and our receipt of the net proceeds from the sale of those securities (excluding any proceeds received upon exercise of warrants), our adjusted net tangible book value at October 29, 2006 would be $             million, or $             per share. This represents an immediate increase in pro forma net tangible book value of $             per share to existing shareholders and an immediate and substantial dilution of $             per share to new investors. The following table illustrates this per share dilution:

Public offering price per unit			$
Net tangible book value per share as of October 29, 2006		$1.23
Increase in net tangible book value per share attributable to offering	$
Pro forma net tangible book value per share as of October 29, 2006, after giving effect to the offering			$
Dilution per share to new investors in the offering			$

The foregoing calculations exclude:

•	1,697,690 shares of common stock issuable upon the exercise of stock options outstanding as of October 29, 2006, with a weighted-average exercise price of $6.94 per share;

•	1,085,603 shares of common stock issuable upon the exercise of warrants outstanding as of October 29, 2006, with a weighted-average exercise price of $8.65 per share;

•	1,348,967 shares of common stock reserved for future awards under our stock option plans and our employee stock purchase plans as of October 29, 2006; and

•	shares of common stock issuable upon the exercise of the warrants issued hereunder.

DESCRIPTION OF WARRANTS

Each warrant represents the right to purchase up to 0.            shares of common stock at an initial exercise price equal to $             per share. Each warrant may be exercised at any time and from time to time on or after the trigger date and through and including November    , 2011. For the purposes hereof, the “trigger date” shall mean the date occurring one year after the closing. However, if at the time that we file our Annual Report on Form 10-K for the fiscal year ending January 28, 2007 we meet the Transaction Requirements for a primary offering set forth in Section I.B.1. of the General Instructions to Form S-3 (or any equivalent successor provision), as interpreted by the staff of the SEC, then exercisability shall be accelerated and “trigger date” shall mean the date six months after the closing. Pursuant to the terms of the subscription agreements we will enter into directly with investors in connection with this offering, if at the time that we file our Annual Report on Form 10-K for the fiscal year ending January 28, 2007 we do not meet the Transaction Requirements for a primary offering set forth in Section I.B.1. of the General Instructions to Form S-3 (or any equivalent successor provision), as interpreted by the staff of the SEC, we shall use our reasonable efforts to file a registration statement registering the resale of shares of common stock issuable upon exercise of the warrants.

Restrictions on Transfer of Warrants. The warrants may only be transferred to a transferee who is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended. The transferee must deliver a written statement to us certifying that the transferee is an “accredited investor” and making the representations and certifications to us set forth in the subscription agreements.

Exercise. Holders of the warrants may exercise their warrants to purchase shares of our common stock on or before the expiration date by delivering (i) an exercise notice, appropriately completed and duly signed, and (ii) if such holder is not utilizing the cashless exercise provisions, payment of the exercise price for the number of shares with respect to which the warrant is being exercised. Warrants may be exercised in whole or in part, but only for full shares of common stock, and any portion of a warrant not exercised prior to the expiration date shall be and become void and of no value. We provide certain buy-in rights to a holder if we fail to deliver the shares of common stock underlying the warrants by the third business day after the date on which delivery of such stock certificate is required by the warrant. The buy-in rights apply if after such third business day, but prior to cure by us, the holder purchases (in an open market transaction or otherwise) shares of our common stock to deliver in satisfaction of a sale by the holder of the warrant shares that the holder anticipated receiving from us upon exercise of the warrant. In this event, at the request of and in the holder’s discretion, we will either:

•	pay cash to the holder in an amount equal to the buy-in price, meaning the holder’s total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased less the aggregate exercise price, at which point our obligation to deliver such stock certificate (and to issue such shares of common stock underlying the exercised warrants) terminates; or

•	deliver to the holder a certificate or certificates representing the shares of common stock underlying the exercised warrant and pay cash to the holder in an amount equal to the excess (if any) of the buy-in price over the product of (A) such number of shares of common stock, times (B) the weighted average price of our common stock on the date of exercise.

In addition, the warrant holders are entitled to a “cashless exercise” option if, at any time of exercise, there is no effective registration statement registering, or no current prospectus available for, the issuance of the shares of common stock underlying the exercised warrants. This option entitles the warrant holder to elect to receive fewer shares of common stock without paying the cash exercise price. The number of shares to be issued would be determined by a formula based on the total number of shares to which the warrant holder is entitled, the fair market value of the common stock on the date of exercise and the applicable exercise price of the warrants.

In the event that there is no effective registration statement or no current prospectus is available at any time that a warrant is exercised and the warrant is exercised for cash, (i) the shares of our common stock issued upon such exercise shall be “restricted securities,” (ii) the certificate or certificates representing the shares of common stock underlying the exercised warrant shall bear a restrictive legend referring to the Securities Act of 1933, as amended, and (iii) as a condition precedent to issuance of shares of common stock upon such exercise, the holder shall be required to execute an investment representation statement in the form provided by us as evidence of the holder’s qualifications to purchase shares of our common stock in a “private placement” that is exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

The shares of common stock issuable on exercise of the warrants will be, when issued in accordance with the warrants, duly and validly authorized, issued and fully paid and non-assessable. We will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding warrants.

Fundamental Transaction. If, at any time while the warrant is outstanding, (1) we effect any merger or consolidation with or into another person or entity after which our shareholders as of immediately prior to the transaction own less than a majority of the outstanding stock of the surviving entity, (2) we effect any sale of all or substantially all of our assets in one or a series of related transactions, (3) any tender offer or exchange offer approved or authorized by our board of directors (whether by us or another person or entity) is completed pursuant to which holders of common stock are permitted to tender or exchange their shares for other securities, cash or property, or (4) we effect any reclassification of the common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then the holder shall have the right thereafter to receive, upon exercise of the warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise of the warrant (the “Alternate Consideration”). We shall not effect any such Fundamental Transaction unless prior to or simultaneously with the consummation thereof, any successor to us, surviving entity or the corporation purchasing or otherwise acquiring such assets shall assume the obligation to deliver to the holder such Alternate Consideration as the Holder may be entitled to purchase, and the other obligations under the warrant.

Delivery of Certificates. Upon the holder’s exercise of a warrant, we will promptly, but in no event later than three business days after the exercise date, issue and deliver, or cause to be issued and delivered, a certificate for the shares of common stock issuable upon exercise of the warrant, free of restrictive legends unless there is no effective registration statement covering the issuance of the shares of common stock or the shares of common stock issuable upon exercise of the warrant are not freely transferable without volume restrictions pursuant to Rule 144(k) under the Securities Act of 1933, as amended. In addition, if there is a then effective registration statement covering the issuance of the shares of common stock upon exercise of the warrant we will, if the holder provides the necessary information to us, issue and deliver the shares electronically through The Depository Trust Corporation through its Deposit Withdrawal Agent Commission System or another established clearing corporation performing similar functions. Share certificates issued at times when there is not a then effective registration statement covering the issuance of the underlying common stock will include customary legends restricting transfer to the extent we determine necessary to ensure our compliance with the applicable laws.

Certain Adjustments. The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, and combinations of our common stock. If we make or issue a dividend or other distribution payable in securities of the company other than shares of common stock, or in cash or other property, then each holder’s warrant will become the right to receive, upon exercise of such warrant, in addition to the number of shares of common stock issuable under the warrant, the same kind and amount of securities, cash or other property as it would have been entitled to receive upon the occurrence of such transaction, if the warrant had been exercised immediately prior to such transaction. Notwithstanding any other provisions of the warrants to the contrary, if a reduction in the exercise price would require us to obtain stockholder approval pursuant to Nasdaq’s Marketplace Rule 4350(i) and such stockholder approval has not been obtained, (i) the exercise price shall be reduced to the maximum extent that would not require stockholder approval under such rule, and (ii) we shall use our commercially reasonable efforts to obtain such stockholder approval as soon as reasonably practicable.

We will provide notice to holders of the warrants to provide such holders with a practical opportunity to exercise their warrants and hold common stock in order to participate in or vote on the following corporate events:

•	if we declare a dividend or distribution of cash, securities or other property in respect of our common stock;

•	we authorize, approve, or enter into any agreement contemplating or soliciting approval for a merger, sale or similar transaction pursuant to which common stock is converted or exchanged for cash, securities or property; or

•	if we authorize a voluntary dissolution, liquidation or winding up of our affairs.

Additional Provisions. The above summary of certain terms and provisions of the warrants is qualified in its entirety by reference to the detailed provisions of the warrants, the form of which will be filed as an exhibit to a current report on Form 8-K that will be incorporated herein by reference. We are not required to issue fractional shares upon the exercise of the warrants. No holders of the warrants will possess any rights as a shareholder under those warrants until the holder exercises those warrants. The warrants may be transferred independent of the common stock they were issued with, on a form of assignment, subject to all applicable laws.

PLAN OF DISTRIBUTION

Pursuant to a placement agency agreement dated November    , 2006, we have engaged A.G. Edwards & Sons, Inc. to act as our exclusive placement agent in connection with an offering of our shares of common stock and warrants pursuant to this prospectus supplement and accompanying prospectus. Under the terms of the placement agency agreement, the placement agent has agreed to be our exclusive placement agent, on a best efforts basis, in connection with the issuance and sale by us of our shares of common stock and warrants in a proposed takedown from our shelf registration statement. The terms of any such offering will be subject to market conditions and negotiations between us, the placement agent and prospective purchasers. The placement agency agreement provides that the obligations of the placement agent are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and our auditors. The placement agency agreement does not give rise to any commitment by the placement agent to purchase any of our shares of common stock and warrants, and the placement agent will have no authority to bind us by virtue of the placement agency agreement. Further, the placement agent does not guarantee that it will be able to raise new capital in any prospective offering.

We will enter into subscription agreements directly with investors in connection with this offering, and we will only sell to investors who have entered into subscription agreements.

Unless purchasers instruct us otherwise, we will deliver the shares of common stock being issued to the purchasers electronically upon receipt of purchaser funds for the purchase of the shares of our common stock and warrants offered pursuant to this prospectus supplement. The warrants will be issued in registered certificated form due to contractual restrictions on transfer. See “Description of Warrants.” We expect to deliver the shares of our common stock and warrants being offered pursuant to this prospectus supplement on or about December    , 2006.

We have agreed to pay the placement agent a total placement fee equal to 6.0% of the gross proceeds of this offering (excluding any proceeds from exercise of the warrants) and to reimburse the placement agent all costs and expenses incurred by them in connection with this offering, including the fees, disbursements and other charges of counsel to the placement agent in an amount not to exceed $100,000.

In compliance with the guidelines of the National Association of Securities Dealers, the maximum consideration or discount to be received by any NASD member may not exceed 8.0% of the aggregate amount of the securities offered pursuant to this prospectus supplement.

The placement agent has informed us that it will not engage in over-allotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

In order to facilitate the closing, certain purchaser funds will be deposited into a non-interest bearing escrow account and held by the escrow agent until jointly released by us and the placement agent in a written instruction to the escrow agent on the date the shares are delivered to the purchasers. The escrow agent will not accept any purchaser funds until the date of this prospectus supplement.

We have agreed to indemnify the placement agent and specified other persons against some civil liabilities, including liabilities under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and to contribute to payments that the placement agent may be required to make in respect of those liabilities.

We and each of our directors and executive officers have agreed to certain restrictions on the ability to sell shares of our common stock and other securities that they beneficially own, including securities convertible into or exercisable or exchangeable for our common stock, for a period of 90 days following the date of this prospectus supplement. This means that, subject to certain exceptions, for a period of 90 days following the date of this prospectus supplement, we and such persons may not, directly or indirectly, offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any shares of our common stock, without the prior written consent of A.G. Edwards & Sons, Inc. Notwithstanding the foregoing, if (x) during the last 17 days of such 90-day period, we announce that we will release earnings results or publicly announce other material news or a material event relating to us occurs or (y) prior to the expiration of the 90-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, then in each case the 90-day period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the public announcement regarding the material news or the occurrence of the material event, as applicable, unless A.G. Edwards & Sons, Inc. waives, in writing, such extension. At any time and without public notice, A.G. Edwards & Sons, Inc. may in its sole discretion release all or some of the securities from these lock-up agreements.

The placement agency agreement with A.G. Edwards & Sons, Inc. will be included as an exhibit to a Current Report on Form 8-K that we will file with the SEC and that will be incorporated by reference into the registration statement of which this prospectus supplement forms a part. The placement agent or its affiliates may in the future provide investment banking, commercial banking and/or other services to us from time to time, for which they may in the future receive customary fees and expenses.

LEGAL MATTERS

The validity of the common stock and warrants offered hereby will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Lowenstein Sandler PC, New York, New York, will pass upon certain legal matters in connection with this offering for the placement agent.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We file reports, proxy statements and other information with the SEC, in accordance with the Securities Exchange Act of 1934, or the Exchange Act. You may read and copy our reports, proxy statements and other information filed by us at the public reference room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the SEC are available free of charge to the public over the Internet at the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” certain information we file with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:

1.	Our Annual Report on Form 10-K for the fiscal year ended January 29, 2006, filed with the SEC on April 6, 2006 and Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended January 29, 2006, filed with the SEC on October 27, 2006, including portions of our Proxy Statement for our 2006 Annual Meeting of Stockholders to the extent specifically incorporated by reference therein.

2.	Our Quarterly Report on Form 10-Q for the quarter ended April 30, 2006, filed with the SEC on June 14, 2006, and Amendment No. 1 to our Quarterly Report on Form 10-Q/A for the quarter ended April 30, 2006, filed with the SEC on October 27, 2006.

3.	Our Quarterly Report on Form 10-Q for the quarter ended July 30, 2006, filed with the SEC on September 13, 2006.

4.	Our Quarterly Report on Form 10-Q for the quarter ended October 29, 2006, filed with the SEC on November 27, 2006.

5.	Our Current Reports on Form 8-K, filed with the SEC on March 21, 2006, May 4, 2006, May 16, 2006, June 22, 2006 and July 10, 2006.

6.	Our Registration Statement on Form 8-A for our Common Stock, filed with the SEC on January 17, 1997.

7.	Our Registration Statement on Form 8-A for our Preferred Stock Purchase Rights, filed with the SEC on December 23, 2002 and amended on August 23, 2004.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

NeoMagic Corporation

3250 Jay Street

Santa Clara, California 95054

Attention: Investor Relations

(408) 988-7020

In addition, you may obtain a copy of these filings from the SEC as described in the section entitled “Where You Can Find More Information” in the accompanying prospectus.

Please note for your reference that we effected a five-for-one reverse stock split on August 12, 2005. When you read any of the share and per share numbers set forth in the documents that we are incorporating by reference that were filed before August 12, 2005, note that such numbers have not been adjusted to take into account the five-for-one reverse stock split.

PROSPECTUS

$30,000,000

NEOMAGIC CORPORATION

By this prospectus, we may offer, from time to time—

•	Common Stock

•	Preferred Stock

•	Depositary Shares

•	Warrants

See “ Risk Factors” beginning on page 3 for information

you should consider before buying our securities.

Our common stock is quoted on the Nasdaq National Market under the symbol “NMGC”. On October 26, 2006, the last reported sale price of our common stock on the Nasdaq National Market was $4.01 per share.

We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you purchase any of our securities.

This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer the securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

The date of this prospectus is October 31, 2006

You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with information that differs from what is contained or incorporated by reference in this prospectus. If any person does provide you with information that differs from what is contained or incorporated by reference in this prospectus, you should not rely on it. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates, or an offer of solicitation in any jurisdiction where offers or sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, even though this prospectus may be delivered or shares may be sold under this prospectus on a later date.

SUMMARY

The following summary is qualified in its entirety by the more detailed information, including our consolidated financial statements and related notes, included in this prospectus and incorporated in this prospectus by reference. You should carefully consider the information set forth in this entire prospectus, including the “Risk Factors” section, the applicable prospectus supplement for such securities and the other documents we refer to and incorporate by reference, including but not limited to the section entitled “Risk Factors” in our 2006 Annual Report on Form 10-K and in our other filings with the Securities Exchange Commission. Unless the context otherwise requires, the terms “NeoMagic,” “Company”, “we,” “us” and “our” refer to NeoMagic Corporation, a Delaware corporation, and our subsidiaries.

This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, we may sell any combination of securities described in this prospectus in one or more offerings, up to a total dollar amount of $30,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may, along with information that is incorporated by reference as described under the heading “Where You Can Find More Information,” also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”

NeoMagic Corporation

We are a technology company that delivers semiconductor chips and software that provide mobile solutions that enable new multimedia features for handheld devices. These solutions offer low power consumption, small form-factor and high performance processing. We demonstrated one of the first solutions used for H.264 video decoding in a mobile digital TV phone, and are developing and delivering solutions for audio/video processing of the dominant mobile digital TV standards, including ISDB-T, DMB, and DVB-H. For our complete system solution, we deliver a suite of middleware and sample applications for imaging, video and audio functionality, and provide multiple operating system ports with customized drivers for our MiMagic product family. We have a patent portfolio of 26 patents that cover our proprietary array processing technology and embedded DRAM technology.

We were originally incorporated in California in 1993 and we reincorporated in Delaware in 1997. Our principal executive offices are located at 3250 Jay Street, Santa Clara, California 95054. Our telephone number at that address is (408) 988-7020. Our website is located on the internet at www.neomagic.com. The information contained or incorporated in our website is not part of this registration statement.

NeoMagic and the NeoMagic circle logo are registered trademarks, and MiMagic is a trademark, of NeoMagic Corporation. All other products names, trade names and trademarks appearing in this prospectus are the property of their respective holders.

The Securities We May Offer

We may offer up to $30,000,000 of common stock, preferred stock, depositary shares and warrants in one or more offerings and in any combination. A prospectus supplement, which we will provide each time we offer securities, will describe the specific amounts, prices and terms of these securities.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

Common Stock

We may offer shares of our common stock, par value $0.001 per share, either alone or underlying other registered securities convertible into our common stock. Holders of our common stock are entitled to receive dividends declared by our board of directors out of funds legally available for the payment of dividends, subject to rights, if any, of preferred stockholders. Currently, we do not pay a dividend. Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights.

Preferred Stock and Depositary Shares

We may issue preferred stock in one or more series. Our board of directors or a committee designated by the board will determine the dividend, voting and conversion rights and other provisions at the time of sale. Each series of preferred stock will be more fully described in the particular prospectus supplement that will accompany this prospectus, including redemption provisions, rights if we liquidate, dissolve or wind up, voting rights and rights to convert into common stock. We may also issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts. Each particular series of depositary shares will be more fully described in the prospectus supplement that will accompany this prospectus.

Warrants

We may issue warrants for the purchase of common stock or preferred stock. We may issue warrants independently or together with other securities.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The ratio of earnings to cover fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated are as follows:

NeoMagic Corporation

Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

(in thousands)

	Year Ended January 31,
	2002	2003	2004	2005	2006
Ratio of earnings available to cover fixed charges (1)	N/A	N/A	N/A	N/A	N/A
Ratio of earnings available to combined fixed charges and preferred stock dividends (1)	N/A	N/A	N/A	N/A	N/A

(1)	Due to our losses in years ended January 31, 2002, 2003, 2004, 2005 and 2006, the ratio coverage was less than 1:1. Earnings were insufficient to cover fixed charges by $30.1 million, $37.2 million, $26.7 million, $28.0 million and $12.1 million for the years ended January 31, 2002, 2003, 2004, 2005 and 2006.

In calculating the ratio of earnings available to cover fixed charges and the ratio of earnings available to cover combined fixed charges and preferred dividends, “earnings” consists of net income (loss) before provisions for income taxes plus fixed charges. Fixed charges consisted of one-fifth of our rental expense, which we believe to be representative of interest attributable to rentals.

R ISK FACTORS

Investors should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks and you may lose all or part of your investment. In assessing these risks, investors should also refer to the other information contained or incorporated by reference herein, including our consolidated financial statements and related notes.

We Expect to Continue to Incur Significant Losses and Consume Cash in Operations in the Fiscal Year Ending January 31, 2007

We have been incurring substantial losses and consuming cash in operations as we invest heavily in new product development in advance of achieving significant customer sales. This is expected to continue during the fiscal year ending January 31, 2007. Our ability to achieve cash flow breakeven is likely to depend on the success of our MiMagic 6+ and NeoMobileTV products. However, even if MiMagic 6+ and NeoMobileTV, and subsequent products achieve widespread customer acceptance, the length of customer design-in cycles would preclude substantial product shipments in the fiscal year ending January 31, 2007. Accordingly, even if these new products are successful, we are likely to incur significant additional losses and consume cash in operations during the fiscal year ending January 31, 2007.

We Are Likely To Need Additional Capital

Given the long cycle times required to achieve design wins, convert customer design wins into production orders, and for customers to achieve volume shipments of their products, we are likely to require additional working capital to fund our business. We believe that our existing capital resources will be sufficient to meet our capital requirements through at least the end of our fiscal year ending January 31, 2007. However, we expect we will need to raise additional capital to fund future operating activities beyond January 31, 2007. Our future capital requirements will depend on many factors, including the rate of net sales growth, timing and extent of spending to support research and development programs in new and existing areas of technology, expansion of sales and marketing support activities, and timing and customer acceptance of new products. Our ability to raise capital and the terms of any financing will depend, in part, on our ability to establish customer engagements and generate sales. As discussed below, revenue performance is difficult to forecast. We cannot assure you that additional equity or debt financing, if required, will be available on acceptable terms or at all.

Our Revenues Are Difficult To Predict

For a variety of reasons, revenues are difficult to predict and may vary significantly from quarter to quarter. Our ability to achieve design wins depends on a number of factors, many of which are outside of our control, including changes in the customer’s strategic and financial plans, competitive factors and overall market conditions. As our experience demonstrates, design wins themselves do not always lead to production orders because the customer may cancel or delay products for a variety of reasons. Such reasons may include the performance of a particular product that may depend on components not supplied by NeoMagic, market conditions, reorganizations or other internal developments at the customer and changes in customer personnel or strategy. Even when a customer has begun volume production of a product containing our chips, volumes are difficult to forecast because there may be no history to provide a guide, and because market conditions and other factors may cause changes in the customer’s plans. Because of the market uncertainties they face, many customers place purchase orders on a short lead-time basis, rather than providing reliable long-term purchase orders or purchase forecasts.

The difficulty in forecasting revenues increases the difficulty in forecasting our working capital requirements. It also increases the likelihood that we may overproduce particular parts, resulting in inventory charges, or under produce particular parts, affecting our ability to meet customer requirements. The difficulty in forecasting revenues also restricts our ability to provide forward-looking revenue and earnings guidance to the financial markets and increases the chance that our performance does not match forecasts.

Uncertainty Regarding Future Licensing Revenue

In the third quarter of fiscal 2006, we collected gross licensing revenue of $8.5 million, of which, net of commissions and expenses, we actually received $5.6 million, from the nonexclusive licensing of all of our patents to Sony Corporation of Tokyo, Japan. We cannot assure you that we will be able to generate any future licensing revenue from our 26 patents or from any future patents that we will own or have the right to license. The licensing agreement with Sony may be the only licensing agreement that we ever complete. Furthermore, if we should in the future complete an agreement to license our patents, we cannot assure you that the licensing revenue we receive from such license will equal or exceed the licensing revenue we received from Sony.

We Depend on Qualified Personnel

Our future success depends in part on the continued service of our key engineering, sales, marketing, manufacturing, finance and executive personnel, and our ability to identify, hire and retain additional personnel. There is strong competition for qualified personnel in the semiconductor industry, and we cannot assure you that we will be able to continue to attract and retain qualified personnel necessary for the development of our business. We have experienced the loss of personnel through headcount reductions and attrition. We have recently lost some of our executive management. For example, Prakash Agarwal, one of our co-founders who was our President, Chief Executive Officer and a Director since our founding, resigned from all these positions on April 19, 2005. Our new President and Chief Executive Officer, Douglas Young, has been with us only since February 2004. We cannot assure you that the resignation of Mr. Agarwal and the appointment of Mr. Young will not have a material adverse effect on our business, financial condition and results of operations.

All our executive officers are employees “at will”. We do not maintain key person insurance on any of our personnel. If we are not able to maintain key personnel, if our headcount is not appropriate for our future direction, or if we fail to recruit key personnel critical to our future direction in a timely manner, this may have a material adverse effect on our business, financial condition and results of operations.

In addition, our future success will depend in part on our ability to identify and retain qualified individuals to serve on our board of directors. We believe that maintaining a board of directors comprised of qualified members is critical given the current status of our business and operations. Moreover, Nasdaq Stock Market rules require three outside board members to serve on our audit committee. Any inability on our part to identify and retain qualified board members could have a material adverse effect on our business or could lead to the delisting of our securities from the Nasdaq Stock Market.

We Have a Limited Customer Base

Three customers accounted for 32%, 21%, and 15%, respectively, of product revenue in fiscal 2006. Three customers accounted for 33%, 26%, and 13%, respectively, of product revenue in fiscal 2005. Four customers accounted for 25%, 24%, 14% and 10%, respectively, of product revenue in fiscal 2004. One licensee accounted for 100% of our licensing revenue in fiscal 2006. There was no licensing revenue in fiscal 2005 and 2004. We expect that a small number of customers will account for a substantial portion of our product revenue for the foreseeable future. Furthermore, the majority of our sales were historically made, and are expected to continue to be made, on the basis of purchase orders rather than pursuant to long-term purchase agreements. As a result, our business, financial condition and results of operations could be materially adversely affected by the decision of a single customer to cease using our products, or by a decline in the number of handheld devices sold by a single customer.

The following customers accounted for more than 10% of net sales:

Year Ended January 31,	2006	2005	2004
Edom Technology Co.**	21%	33%	25%
Exadigm Inc.	32%	*%	*%
Premier Microelectronics Europe LTD**	15%	*%	*%
Silicon Media, Inc.**	*%	8%	24%
ESS Technology International, Inc.	*%	26%	14%
Macnica, Inc.**	*%	*%	10%
Silicon Alliance Int.**	*%	13%	*%

*	represents less than 10% of product revenue
**	customer is a distributor

We May Lose Our Customer Base

Our products are designed to afford the mobile phone and handheld device manufacturer significant advantages with respect to product performance, power consumption and size. To the extent that other future developments in components or subassemblies incorporate one or more of the advantages offered by our products, the market demand for our products may be negatively impacted.

We Face Intense Competition in Our Markets

The market for Applications Processors is intensely competitive and is characterized by rapid technological change, evolving industry standards and declining average selling prices. We believe that the principal factors of competition in this market are video and 3D graphics performance, price, features, power consumption, size and customer support. Our ability to compete successfully in the Applications Processor market depends on a number of factors, including success in designing and subcontracting the manufacture of new products that implement new technologies, product quality and reliability, price, ramp of production of our products, customer demand and acceptance of more sophisticated multimedia functionality on mobile phones and other handheld devices, end-user acceptance of our customers’ products, market acceptance of competitors’ products and general economic conditions. Our ability to compete will also depend on our ability to identify and ensure compliance with evolving industry standards and market trends.

We compete with both domestic and international companies, some of which have substantially greater financial and other resources than us with which to pursue engineering, manufacturing, marketing and distribution of their products. Our principal competitors include Texas Instruments, Renesas, ST Microelectronics and Broadcom as well as a number of vertically integrated electronics firms that are developing their own solutions. We may also face increased competition from new entrants into the market, including companies currently at developmental stages. We believe we have significant intellectual properties and have historically demonstrated expertise in SOC technology. However, our inability to introduce timely new products for our market, to support these products in customer programs, or to manufacture these products could have a material adverse effect on our business, financial condition and operating results.

Some of our current and potential competitors operate their own manufacturing facilities. Since we do not operate our own manufacturing facility and may from time-to-time make binding commitments to purchase products (binding purchase orders totaling $23,000 were outstanding as of January 31, 2006), we may not be able to reduce our costs and cycle time or adjust our production to meet changing demand as rapidly as companies that operate their own facilities, which could have a material adverse effect on our results of operations. In addition, if production levels increase the number of binding purchase orders may increase significantly.

Our Products May be Incompatible with Evolving Industry Standards and Market Trends

Our ability to compete in the future will also depend on our ability to identify and ensure compliance with evolving industry standards and market trends. Unanticipated changes in market trends and industry standards could render our products incompatible with products developed by major hardware manufacturers and software developers. As a result, we could be required to invest significant time and resources to redesign our products or obtain license rights to technologies owned by third parties to comply with relevant industry standards and market trends. We cannot assure you that we will be able to redesign our products or obtain the necessary third-party licenses within the appropriate window of market demand. If our products are not in compliance with prevailing market trends and industry standards for a significant period of time, we could miss crucial OEM and ODM design cycles, which could result in a material adverse effect on our business, financial condition and results of operations.

We Depend on New Product Development to Meet Rapid Market and Technological Change

NeoMagic is focused on providing high-performance semiconductor solutions for sale to manufacturers of mobile phones and handheld devices. New product planning is focused on integrated SOC semiconductor products for handheld devices that integrate multimedia technologies such as H.264 video compression, 3D graphics and audio technologies. Our future business, financial condition and results of operations will depend to a significant extent on our ability to develop new products that address these market opportunities. As a result, we believe that significant expenditures for research and development will continue to be required in the future.

We must anticipate the features and functionality that consumers and infrastructure providers will demand, incorporate those features and functionality into products that meet the exacting design requirements of equipment manufacturers, price our products competitively and introduce new products to the market on a timely basis. The success of new product introductions is dependent on several factors, including proper new product definition, timely completion and introduction of new product designs, the ability to create or acquire intellectual property, the ability of manufacturing partners to effectively manufacture new products, quality of new products, differentiation of new products from those of our competitors and market acceptance of our products and the products of our customers. We cannot assure you that the products we expect to introduce will incorporate the features and functionality demanded by mobile phone and handheld device manufacturers and consumers, will be successfully developed, or will be introduced within the appropriate window of market demand. We cannot assure you that customers who use our semiconductor products will achieve the levels of market success with their own products that they may project to us.

Because of the complexity of our products, we often have experienced delays in completing development and introduction of new products. If there are delays in production of current products, or in the completion of development of future products, including the products currently under development for introduction over the next 12 to 18 months, our potential future business, financial condition, and results of operations will be materially adversely affected. In addition, the time required for competitors to develop and introduce competing products may be shorter, their manufacturing yields may be better, and their production costs may be lower than those experienced by us.

We Depend on Third-Party Manufacturers to Produce Our Products

Our products require wafers manufactured with state-of-the-art fabrication equipment and techniques. We currently use several third-party foundries for wafer fabrication. We expect that, for the foreseeable future, some of our products will be manufactured by a single source. For example, our MiMagic 3, MiMagic 5 and MiMagic 6+ products are all manufactured at Taiwan Semiconductor Manufacturing Corporation on a purchase order by purchase order basis. Since, in our experience, the lead time needed to establish a relationship with a new wafer fabrication partner is at least 12 months, and the estimated time for a foundry to switch to a new product line ranges from four to nine months, we may have no readily available alternative source of supply for specific products. A manufacturing disruption experienced by our manufacturing partners, the failure of our manufacturing partners to dedicate adequate resources to the production of our products, or the financial instability of our manufacturing partners would have a material adverse effect on our business, financial condition and results of operations. Furthermore, if the transition to the next generation of manufacturing technologies by our manufacturing partners is unsuccessful, our business, financial condition and results of operations would be materially and adversely affected.

We have many other risks because we depend on third-party manufacturers, including: reduced control over delivery schedules, quality, manufacturing yields and cost; the potential lack of adequate capacity during periods of excess demand; limited warranties on wafers supplied to us; and potential misappropriation of our intellectual property. We are dependent on our manufacturing partners to produce wafers with acceptable quality and manufacturing yields, to deliver those wafers on a timely basis to our third party assembly subcontractors and to allocate a portion of their manufacturing capacity sufficient to meet our needs. Although our products are designed using the process design rules of the particular manufacturer, we cannot assure you that our manufacturing partners will be able to achieve or maintain acceptable yields or deliver sufficient quantities of wafers on a timely basis or at an acceptable cost. Additionally, we cannot assure you that our manufacturing partners will continue to devote adequate resources to produce our products or continue to advance the process design technologies on which the manufacturing of our products are based.

We Rely on Third-Party Subcontractors to Assemble and Test Our Products

Our products are assembled and tested by third-party subcontractors. We do not have long-term agreements with any of these subcontractors. Such assembly and testing is conducted on a purchase order basis. Because we rely on third-party subcontractors to assemble and test our products, we cannot directly control product delivery schedules, which could lead to product shortages or quality assurance problems that could increase the costs of manufacturing or assembly of our products. Due to the amount of time normally required to qualify assembly and test subcontractors, product shipments could be delayed significantly if we were required to find alternative subcontractors. Any problems associated with the delivery, quality or cost of the assembly and test of our products could have a material adverse effect on our business, financial condition and results of operations.

We May Encounter Inventory Excess or Shortage

The lead times required by our wafer manufacturers have increased over the last year. However, market conditions require that we be prepared to ship products to our customers with much shorter lead times. Consequently, to have product inventory to meet potential customer purchase orders, we sometimes place purchase orders for wafers from our manufacturers in advance of having firm purchase orders from our customers. We had binding orders for wafers totaling $23,000 outstanding as of January 31, 2006. If we do not have sufficient demand for our products and cannot cancel our current and future commitments without material impact, we may experience excess inventory, which will result in a write-off affecting gross margin and results of operations. If we cancel a purchase order, we must pay cancellation penalties based on the status of work in process or the proximity of the cancellation to the delivery date. We must place purchase orders for wafers before we receive purchase orders from our own customers. This limits our ability to react to fluctuations in demand for our products, which can be unexpected and dramatic, and from time-to-time will cause us to have an excess or shortage of wafers for a particular product. As a result of the long lead-time for manufacturing wafers and the increase in “just in time” ordering by customers, semiconductor companies from time-to-time take charges for excess inventory. We did in fact incur such charges in fiscal 2006 of $0.2 million and in fiscal 2005 of $0.4 million. Significant write-offs of excess inventory have had and could continue to have a material adverse effect on our financial condition and results of operations. Conversely, failure to order sufficient wafers would cause us to miss revenue opportunities and, if significant, could impact sales by our customers, which could adversely affect our customer relationships and thereby materially adversely affect our business, financial condition and results of operations.

Our Manufacturing Yields May Fluctuate

Fabricating semiconductors is an extremely complex process, which typically includes hundreds of process steps. Minute levels of contaminants in the manufacturing environment, defects in masks used to print circuits on a wafer, variation in equipment used and numerous other factors can cause a substantial percentage of wafers to be rejected or a significant number of die on each wafer to be nonfunctional. Many of these problems are difficult to diagnose and time consuming or expensive to remedy. As a result, semiconductor companies often experience problems in achieving acceptable wafer manufacturing yields, which are represented by the number of good die as a proportion of the total number of die on any particular wafer. We often purchase wafers, not die, and pay an agreed upon price for wafers meeting certain acceptance criteria. Accordingly, we bear the risk of the yield of good die from wafers purchased meeting the acceptance criteria.

Semiconductor manufacturing yields are a function of both product design, which is developed largely by us, and process technology, which is typically proprietary to the manufacturer. Historically, we have experienced lower yields on new products. Since low yields may result from either design or process technology failures, yield problems may not be effectively determined or resolved until an actual product exists that can be analyzed and tested to identify process sensitivities relating to the design rules that are used. As a result, yield problems may not be identified until well into the production process, and resolution of yield problems would require cooperation and communication between the manufacturer and us. This risk is compounded by the offshore location of our manufacturers, increasing the effort and time required to identify, communicate and resolve manufacturing yield problems. As our relationships with new manufacturing partners develop, yields could be adversely affected due to difficulties associated with adapting our technology and product design to the proprietary process technology and design rules of each manufacturer. Any significant decrease in manufacturing yields could result in an increase in our per unit product cost and could force us to allocate our available product supply among our customers, potentially adversely impacting customer relationships as well as revenues and gross margins. We cannot assure you that our manufacturers will achieve or maintain acceptable manufacturing yields in the future.

Uncertainty and Litigation Risk Associated with Patents and Protection of Proprietary Rights

We rely in part on patents to protect our intellectual property. As of January 31, 2006, we had been issued 26 patents. These 26 issued patents are scheduled to expire between June 2014 and June 2024. In April 2005, we sold 58 patents to Faust Communications, LLC for net proceeds of $3.5 million. The patents sold related to products we no longer sell and not to products that we currently sell or plan to sell. We retained a worldwide, non-exclusive license under the patents sold. The sale did not include several of our important patents covering embedded DRAM technology nor any of the unique array processing technology used in our MiMagic 6+ and NeoMobileTV products. Additionally, we have several patent applications pending. We cannot assure you that our pending patent applications, or any future applications, will be approved. Further, we cannot assure you that any issued patents will provide us with significant intellectual property protection, competitive advantages, or will not be challenged by third parties, or that the patents of others will not have an adverse effect on our ability to do business. In addition, we cannot assure you that others will not independently develop similar products, duplicate our products or design around any patents that may be issued to us.

We also rely on a combination of mask work protection, trademarks, copyrights, trade secret laws, employee and third-party nondisclosure agreements and licensing arrangements to protect our intellectual property. Despite these efforts, we cannot assure you that others will not independently develop substantially equivalent intellectual property or otherwise gain access to our trade secrets or intellectual property, disclose such intellectual property or trade secrets, or that we can meaningfully protect our intellectual property. Our failure to meaningfully protect our intellectual property could have a material adverse effect on our business, financial condition and results of operations.

As a general matter, the semiconductor industry has experienced substantial litigation regarding patent and other intellectual property rights. In December 1998, the Company filed a lawsuit in the United States District Court for the District of Delaware seeking damages and an injunction against Trident Microsystems, Inc. The suit alleged that Trident’s embedded DRAM graphics accelerators infringe certain patents held by the Company. In January 1999, Trident filed a counter claim against the Company alleging an attempted monopolization in violation of antitrust laws, arising from NeoMagic’s filing of the patent infringement action against Trident. The Court ruled that there was no infringement by Trident. The Company filed an appeal in the United States Court of Appeals, for the Federal Circuit. On April 17, 2002, the United States Court of Appeals for the Federal Circuit affirmed the lower court’s judgment of non-infringement on one patent and vacated the court’s judgment of non-infringement on another patent, thereby remanding it to the lower court for further proceedings. In November 2002, the lower court heard oral arguments on cross-motions for summary judgment on the matter. In May 2003, the lower court ruled in favor of Trident. In December 2003, the Company filed an appeal in the United States Court of Appeals, for the Federal Circuit. In August 2004, the Federal Circuit rejected the appeal and affirmed the lower court’s decision of no infringement by the Trident products. On September 2, 2005 the United States District Court for the District of Delaware approved the Trident request that its counterclaim against NeoMagic filed in January 1999 be dismissed without prejudice.

Any patent litigation, whether or not determined in our favor or settled by us, would at a minimum be costly and could divert the efforts and attention of our management and technical personnel from productive tasks, which could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that current or future infringement claims by third parties or claims for indemnification by customers or end users of our products resulting from infringement claims will not be asserted in the future or that such assertions, if proven to be true, will not materially adversely affect our business, financial condition and results of operations. If any adverse ruling in any such matter occurs, we could be required to pay substantial damages, which could include treble damages, to cease the manufacturing, use and sale of infringing products, to discontinue the use of certain processes, or to obtain a license under the intellectual property rights of the third party claiming infringement. We cannot assure you, however, that a license would be available on reasonable terms or at all. Any limitations in our ability to market our products, or delays and costs associated with redesigning our products or payments of license fees to third parties, or any failure by us to develop or license a substitute technology on commercially reasonable terms could have a material adverse effect on our business, financial condition and results of operations.

We Depend on Foreign Sales and Suppliers

Export sales have been a critical part of our business. Sales to customers located outside the United States (including sales to the foreign operations of customers with headquarters in the United States and foreign manufacturers that sell to United States-based OEMs) accounted for 60%, 91% and 91% of our product revenue for fiscal 2006, 2005, and 2004, respectively. We expect that product revenue derived from foreign sales will continue to represent a significant portion of our total product revenue. Letters of credit issued by customers have supported a portion of our foreign sales. To date, our foreign sales have been denominated in United States dollars. Increases in the value of the U.S. dollar relative to the local currency of our customers could make our products relatively more expensive than competitors’ products sold in the customer’s local currency.

Foreign manufacturers have produced, and are expected to continue to produce for the foreseeable future, all of our wafers. In addition, many of the assembly and test services we use are procured from foreign sources. Wafers are priced in U.S. dollars under our purchase orders with our manufacturing suppliers.

Foreign sales and manufacturing operations are subject to a variety of risks, including fluctuations in currency exchange rates, tariffs, import restrictions and other trade barriers, unexpected changes in regulatory requirements, longer accounts receivable payment cycles, potentially adverse tax consequences and export license requirements. In addition, we are subject to the risks inherent in conducting business internationally including foreign government regulation, political and economic instability, and unexpected changes in diplomatic and trade relationships. Moreover, the laws of certain foreign countries in which our products may be developed, manufactured or sold, may not protect our intellectual property rights to the same extent as do the laws of the United States, thus increasing the possibility of piracy of our products and intellectual property. We cannot assure you that one or more of these risks will not have a material adverse effect on our business, financial condition and results of operations

Our Financial Results Could Be Affected by Changes in Accounting Principles

Generally accepted accounting principles in the United States are subject to interpretation by the Financial Accounting Standards Board (FASB), the American Institute of Certified Public Accountants, the Securities and Exchange Commission (SEC) and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change. For example, we currently are not required to record stock-based compensation charges if an employee’s stock option exercise price is equal to or exceeds the deemed fair value of our common stock at the date of grant. The FASB published a pronouncement in December 2004, Statement of Financial Accounting Standards No. 123(R), Share Based Payment (SFAS 123R), that would require us to record expense for the fair value of stock options granted. SFAS 123R is effective for fiscal years beginning after June 15, 2005 and will be applicable starting in our fiscal year ending January 31, 2007. Our future operating expenses may be adversely affected in connection with the issuance of stock options.

Our Stock Price May Be Volatile

The market price of our Common Stock, like that of other semiconductor companies, has been and is likely to continue to be, highly volatile. The market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. The market price of our Common Stock could be subject to significant fluctuations in response to various factors, including sales of our common stock, quarter-to-quarter variations in our anticipated or actual operating results, announcements of new products, technological innovations or setbacks by us or our competitors, general conditions in the semiconductor industry, unanticipated shifts in the markets for mobile phones and other handheld devices or changes in industry standards, losses of key customers, litigation commencement or developments, the impact of our financing activities, including dilution to shareholders, changes in or the failure by us to meet estimates of our performance by securities analysts, market conditions for high technology stocks in general, and other events or factors. In future quarters, our operating results may be below the expectations of public market analysts or investors.

Potential Nasdaq Stock Market Delisting

On February 28, 2005, we received a notice from the Nasdaq Stock Market that we were no longer in compliance with the requirements for continued inclusion of our common stock on the Nasdaq National Market pursuant to the Nasdaq’s Marketplace Rule 4450(a)(5) (the “Rule”) because our common stock had closed below $1.00 per share for 30 consecutive business days. We were given 180 calendar days, or until August 29, 2005, to regain compliance with the Rule. To regain compliance with the Rule, the closing bid price of our common stock had to be $1.00 per share or more for a minimum of 10 consecutive business days before August 29, 2005. To regain compliance with the Rule, we effected a five-for-one reverse stock split on August 12, 2005 that brought the closing bid price of our common stock above $1.00. The closing bid price of our common stock has stayed above $1.00 since the reverse stock split occurred.

If we fail to comply with the continued listing requirements of the Nasdaq National Market, including the minimum bid price per share requirement and the minimum stockholders equity requirement, we may be delisted from trading on such market, and thereafter trading in our common stock, if any, would be conducted through the Nasdaq Small Cap Market, the over-the-counter market or on the Electronic Bulletin Board of the National Association of Securities Dealers, Inc. There is no guarantee that an active trading market for our common stock will be maintained on the Nasdaq National Market. You may not be able to sell your shares quickly, at the market price or at all if trading in our stock is not active.

Anti-Takeover Provisions in Our Charter Documents, Our Stockholder Rights Plan and Delaware Law May Prevent or Delay Removal of Incumbent Management or a Change of Control

Anti-takeover provisions of our amended and restated certificate of incorporation and amended and restated bylaws, our Stockholder Rights Plan and Delaware law may have the effect of deterring or delaying attempts by our stockholders to remove or replace management, engage in proxy contests and effect changes in control. The provisions of our charter documents include:

•	procedures for advance notification of stockholder nominations and proposals;

•	the ability of our board of directors to amend our bylaws without stockholder approval; and

•	the ability of our board of directors to issue up to 2,000,000 shares of preferred stock without stockholder approval upon the terms and conditions and with the rights, privileges and preferences as our board of directors may determine.

The rights issued pursuant to our Stockholder Rights Plan will become exercisable, subject to certain exceptions, the tenth day after a person or group announces acquisition of 15% or more of our common stock or announces commencement of a tender or exchange offer the consummation of which would result in ownership by the person or group of 15% or more of our common stock.

In addition, as a Delaware corporation, we are subject to Delaware law, including Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless certain specific requirements are met as set forth in Section 203.

These provisions, alone or together, could have the effect of deterring or delaying changes in incumbent management, proxy contests or changes in control.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements that are based upon current expectations that are within the meaning of the Private Securities Reform Act of 1995. It is our intent that such statements be protected by the safe harbor created thereby. Forward-looking statements involve risks and uncertainties and our actual results and the timing of events may differ significantly from the results discussed in the forward-looking statements. Examples of such forward-looking statements include, but are not limited to:

•	the potential benefits of our products;

•	future operating losses and anticipated operating and capital expenditures;

•	expected uses of proceeds from our securities offerings;

•	the utility of protection of our intellectual property;

•	expected future sources of revenue and capital;

•	potential competitors or competitive products;

•	future market acceptance of our products;

•	expenses increasing substantially;

•	future expectations regarding trade secrets, technological innovations, licensing agreements and outsourcing of certain business functions; and

•	anticipated hiring.

Such forward-looking statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to:

•	difficulties or delays in developing, testing, manufacturing and commercializing our technologies;

•	the uncertainty of patent protection for our intellectual property or trade secrets;

•	potential infringement of the intellectual property rights or trade secrets of third parties;

•	licensing or selling our intellectual property;

•	pursuing in-license and acquisition opportunities;

•	hiring and retaining personnel; and

•	our financial position and our ability to obtain additional financing if necessary.

In addition, such statements are subject to the risks and uncertainties discussed in the “Risk Factors” section and elsewhere in this document.

USE OF PROCEEDS

Unless otherwise indicated in the prospectus supplement, the net proceeds from the sale of securities offered by this prospectus will be used for general corporate purposes and working capital requirements. We may also use a portion of the net proceeds to fund possible investments in and acquisitions of complementary businesses, partnerships, minority investments, products or technologies. Currently, there are no commitments or agreements regarding such acquisitions or investments that are material. Pending their ultimate use, we intend to invest the net proceeds in direct obligations of the U.S. Treasury, including treasury bills, notes and bonds, federal agency securities, corporate securities, including commercial paper and corporate debt instruments, short-term tax exempt securities, auction rate preferred stocks or bonds, and money market funds, all with maturities that generally do not exceed 12 months from the date of settlement.

DESCRIPTION OF COMMON STOCK

We are authorized to issue up to 100,000,000 shares of common stock, $0.001 par value. The following is a summary of the material provisions of the common stock contained in our certificate of incorporation and bylaws. For more information about our common stock, please refer to our certificate of incorporation and bylaws.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon the closing of this offering will be fully paid and nonassessable.

Delaware Law and Certain Provisions of Our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law and our certificate of incorporation and bylaws could make it more difficult for a third party to effect a change in control by means of a tender offer, a proxy contest, the removal of incumbent officers and directors or otherwise. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless, with exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

See also “Description of Preferred Stock — Stockholder Rights Plan” below.

Transfer Agent

The transfer agent for our common stock is ComputerShare Limited. Its address is 250 Royall Street, Canton, MA 02021, and its telephone number is (781) 575-2000.

Listing

Our common stock is quoted on the Nasdaq National Market under the trading symbol “NMGC.”

DESCRIPTION OF PREFERRED STOCK

We are authorized to issue up to 2,000,000 shares of preferred stock, $0.001 par value. Other than the 1,500,000 Series A participating preferred stock associated with our rights plan described below under the “Stockholders Rights Plan,” no shares of our preferred stock are outstanding.

The following description of preferred stock and the description of the terms of a particular series of preferred stock that will be set forth in the related prospectus supplement are not complete. These descriptions are qualified in their entirety by reference to the certificate of designation relating to that series. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to that series. The prospectus supplement also will contain a description of certain United States federal income tax consequences relating to the purchase and ownership of the series of preferred stock that is described in the prospectus supplement.

Undesignated Preferred Stock

Pursuant to our certificate of incorporation, our board of directors has the authority without further action by our stockholders to issue one or more additional series of preferred stock. Our board of directors has the authority to fix the number of shares of any series of preferred stock and to determine the designation of any such series. The board of directors is also authorized to determine and alter the powers, rights, preferences and privileges and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of preferred stock. In addition, within the limitations or restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, the board of directors has the authority to increase or decrease, but not below the number of shares of such series then outstanding, the number of shares of any series subsequent to the issue of shares of that series.

The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control without further action by our stockholders and may adversely affect the market price of, and the voting and other rights of, the holders of our common stock.

The prospectus supplement with respect to any issuance of preferred stock will specify:

•	the maximum number of shares;

•	the designation of the shares;

•	the annual dividend rate, if any, whether the dividend rate is fixed or variable, the date dividends will accrue, the dividend payment dates, and whether dividends will be cumulative;

•	the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;

•	the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of our affairs;

•	any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund;

•	the terms and conditions, if any, for conversion or exchange of shares of any other class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

•	the voting rights; and

•	any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

Preferred stock, if any, will be fully paid and nonassessable upon issuance.

Stockholder Rights Plan

In December 2002, pursuant to a Preferred Stock Rights Agreement between us and ComputerShare Limited (f/k/a EquiServe Trust Company, N.A.), acting as rights agent, our board of directors declared a dividend of one right to purchase one one-thousandth of a share of Series A preferred stock for each outstanding share of our common stock. The dividend was paid on January 10, 2003 to stockholders of record as of the close of business on that date. Each right entitles the registered holder to purchase from us one one-thousandth of a share of Series A preferred stock at an exercise price of $125.00, subject to adjustment upon specified events set forth in the rights agreement.

Rights evidenced by common stock certificates. The rights will not be exercisable until the distribution date. Certificates for the rights have not been sent to stockholders and the rights will attach to and trade together with our common stock. Accordingly, common stock certificates outstanding on January 10, 2003 will evidence the related rights, and common stock certificates issued after the record date will contain a notation incorporating the rights agreement by reference. Until the distribution date (or earlier redemption or expiration of the rights), the surrender or transfer of any certificates for common stock outstanding as of the record date, even without notation or a copy of the summary of rights being attached to such certificate, will also constitute the transfer of the rights associated with the common stock represented by such certificate.

Distribution date. The rights will be separated from the our common stock, rights certificates will be issued and the rights will become exercisable upon the earlier of (a) the tenth day (or such later date as may be determined by our board of directors) after a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our common stock then outstanding, (or with respect to Satellite Strategic Finance Associates, LLC, and its affiliates, or any of them, become the beneficial owner of 25% or more of our then outstanding common stock) or (b) the tenth business day (or such later date as may be determined by our board of directors) after a person or group announces a tender or exchange offer, the consummation of which would result in ownership by a person or group of 15% or more of our then outstanding common stock (or with respect to Satellite Strategic Finance Associates, LLC, and its affiliates, or any of them, become the beneficial owner of 25% or more of our then outstanding common stock).

Issuance of rights certificates; expiration of rights. As soon as practicable following the distribution date, a rights certificate will be mailed to holders of record of the common stock as of the close of business on the distribution date and such separate rights certificate alone will evidence the rights from and after the distribution date. The rights will expire on the earliest of (i) January 10, 2013, the final expiration date, or (ii) redemption or exchange of the rights as described below.

Initial exercise of the rights. Following the distribution date, and until one of the further events described below, holders of the rights will be entitled to receive, upon exercise and the payment of the purchase price, one one-thousandth share of the Series A preferred stock. In the event that we do not have sufficient Series A preferred stock available for all rights to be exercised, or our board decides that such action is necessary and not contrary to the interests of rights holders, we may instead substitute cash, assets or other securities for the Series A preferred stock for which the rights would have been exercisable under this provision or as described below.

Right to buy our common stock. Unless the rights are earlier redeemed, in the event that an acquiring person or group obtains 15% or more of our then outstanding common stock (or with respect to Satellite Strategic Finance Associates, LLC, and its affiliates, or any of them, become the beneficial owner of 25% or more of our then outstanding common stock), then each holder of a right which has not theretofore been exercised (other than rights beneficially owned by the acquiring person, which will thereafter be void) will thereafter have the right to receive, upon exercise, common stock having a value equal to two times the purchase price. Rights are not exercisable following the occurrence of an event as described above until such time as the rights are no longer redeemable by us as set forth below.

Right to buy acquiring company shares. Similarly, unless the rights are earlier redeemed, in the event that, after an acquiring person or group obtains 15% or more of our then outstanding common stock (or with respect to Satellite Strategic Finance Associates, LLC, and its affiliates, or any of them, become the beneficial owner of 25% or more of our then outstanding common stock), (i) we are acquired in a merger or other business combination transaction, or (ii) 50% or more of our consolidated assets or earning power is sold (other than in transactions in the ordinary course of business), proper provision must be made so that each holder of a right that has not theretofore been exercised (other than rights beneficially owned by the acquiring person, which will thereafter be void) will thereafter have the right to receive, upon exercise, shares of common stock of the acquiring company having a value equal to two times the purchase price.

Exchange provision. At any time after an acquiring person or group obtains 15% or more of our then outstanding common stock (or with respect to Satellite Strategic Finance Associates, LLC, and its affiliates, or any of them, become the beneficial owner of 25% or more of our then outstanding common stock) and prior to the acquisition by such acquiring person of 50% or more of our outstanding common stock, our board of directors may exchange the rights (other than rights owned by the acquiring person), in whole or in part, at an exchange ratio of one share of common stock per right.

Redemption. At any time on or prior to the close of business on the earlier of (i) the fifth day following the attainment of 15% or more of our then outstanding common stock (or with respect to Satellite Strategic Finance Associates, LLC, and its affiliates, or any of them, become the beneficial owner of 25% or more of our then outstanding common stock) by an acquiring person (or such later date as may be determined by action of our board of directors and publicly announced by us), or (ii) January 10, 2013, we may redeem the rights in whole, but not in part, at a price of $0.001 per right.

Adjustments to prevent dilution. The purchase price payable, the number of rights, and the number of Series A preferred stock or common stock or other securities or property issuable upon exercise of the rights are subject to adjustment from time to time in connection with the dilutive issuances by us as set forth in the rights agreement. With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such purchase price.

Cash paid instead of issuing fractional shares. No fractional common stock will be issued upon exercise of a right and, in lieu thereof, an adjustment in cash will be made based on the market price of the common stock on the last trading date prior to the date of exercise.

No stockholders’ rights prior to exercise. Until a right is exercised, the holder, as such, will have no rights as a stockholder (other than any rights resulting from such holder’s ownership of common stock), including, without limitation, the right to vote or to receive dividends.

Amendment of rights agreement. The terms of the rights and the Rights Agreement may be amended in any respect without the consent of the rights holders on or prior to the distribution date. Thereafter, the terms of the rights and the rights agreement may be amended without the consent of the rights holders in order to cure any ambiguities or to make changes that do not adversely affect the interests of rights holders (other than the acquiring person).

Rights and preferences of the Series A preferred stock. Each one one-thousandth of a share of Series A preferred stock has rights and preferences substantially equivalent to those of one share of common stock.

No voting rights. The rights will not have any voting rights.

Certain anti-takeover effects. The rights approved by our board of directors are designed to protect and maximize the value of our outstanding equity interests in the event of an unsolicited attempt by an acquirer to take over our company in a manner or on terms not approved by our board of directors. Takeover attempts frequently include coercive tactics to deprive our board of directors and its stockholders of any real opportunity to determine our destiny. The rights have been declared by our board in order to deter such tactics, including a gradual accumulation of shares in the open market of 15% or greater position (or 25% with respect to Satellite Strategic Finance Associates, LLC, and its affiliates, or any of them) to be followed by a merger or a partial or two-tier tender offer that does not treat all stockholders equally. These tactics unfairly pressure stockholders, squeeze them out of their investment without giving them any real choice and deprive them of the full value of their shares.

The rights are not intended to prevent a takeover and will not do so. Subject to the restrictions described above, the rights may be redeemed by us at $0.001 per right at any time prior to the distribution date. Accordingly, the rights should not interfere with any merger or business combination approved by our board of directors.

However, the rights may have the effect of rendering more difficult or discouraging our acquisition if such acquisition is deemed undesirable by our board of directors. The rights may cause substantial dilution to a person or group that attempts to acquire us on terms or in a manner not approved by our board of directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the rights.

Issuance of the rights does not in any way weaken our financial strength or interfere with our business plans. The issuance of the rights themselves has no dilutive effect, will not affect reported earnings per share, should not be taxable to us or to our stockholders, and will not change the way in which our shares of common stock are presently traded.

DESCRIPTION OF THE DEPOSITARY SHARES

General

At our option, we may elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do elect to offer fractional shares of preferred stock, we will issue to the public receipts for depositary shares and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. These rights may include dividend, voting, redemption and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary, under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of terms of the depositary shares contained in this prospectus is not complete. You should refer to the forms of the deposit agreement, our certificate of incorporation and the certificate of designation for the applicable series of preferred stock that are, or will be, filed with the SEC.

Dividends

The depositary will distribute cash dividends or other cash distributions, if any, received in respect of the series of preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The relevant record date for depositary shares will be the same date as the record date for the preferred stock.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary, with our approval, may adopt another method for the distribution, including selling the property and distributing the net proceeds to the holders.

Liquidation Preference

If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Redemption

If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and no fewer than 20 nor more than 60 days, unless otherwise provided in the applicable prospectus supplement, prior to the date fixed for redemption of the preferred stock.

Voting

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder’s depositary shares. The record date for the depositary will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in accordance with these instructions. We will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in accordance with these instructions. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

Owners of depositary shares will be entitled to receive upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due to the depositary, the number of whole shares of preferred stock underlying their depositary shares.

Partial shares of preferred stock will not be issued. Holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the depositary and us. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by at least a majority of the outstanding depositary shares. The deposit agreement may be terminated by the depositary or us only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangement. We will also pay charges of the depositary in connection with:

•	the initial deposit of the preferred stock;

•	the initial issuance of the depositary shares;

•	any redemption of the preferred stock; and

•	all withdrawals of preferred stock by owners of depositary shares.

Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and other specified charges as provided in the deposit agreement for their accounts. If these charges have not been paid, the depositary may:

•	refuse to transfer depositary shares;

•	withhold dividends and distributions; and

•	sell the depositary shares evidenced by the depositary receipt.

Miscellaneous

The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

Neither the depositary nor we will be liable if either the depositary or we are prevented or delayed by law or any circumstance beyond the control of either the depositary or us in performing our respective obligations under the deposit agreement. Our obligations and the depositary’s obligations will be limited to the performance in good faith of our or the depositary’s respective duties under the deposit agreement. Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. The depositary and we may rely on:

•	written advice of counsel or accountants;

•	information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information; and

•	documents believed to be genuine and to have been signed or presented by the proper party or parties.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering a notice to us. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal. The successor depositary must be a bank and trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000.

Federal Income Tax Consequences

Owners of the depositary shares will be treated for U.S. federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares. As a result, owners will be entitled to take into account for U.S. federal income tax purposes any deductions to which they would be entitled if they were holders of such preferred stock. No gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares. The tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon such exchange, be the same as the aggregate tax basis of the depositary shares exchanged. The holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which such person owned such depositary shares.

DESCRIPTION OF THE WARRANTS

We may issue warrants for the purchase of our common stock or preferred stock or any combination thereof. Warrants may be issued independently or together with our common stock or preferred stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants. The warrant agent will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of certain provisions of the warrants is not complete. For the terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement for that particular series.

The prospectus supplement relating to a particular series of warrants to purchase our common stock or preferred stock will describe the terms of the warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the exercise price for the warrants;

•	the dates on which the right to exercise the warrants shall commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	the antidilution provisions of the warrants, if any;

•	the redemption or call provisions, if any, applicable to the warrants;

•	any provisions with respect to holder’s right to require us to repurchase the warrants upon a change in control; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

Holders of equity warrants will not be entitled to:

•	vote, consent or receive dividends;

•	receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

•	exercise any rights as stockholders of NeoMagic Corporation.

PLAN OF DISTRIBUTION

We may sell the securities offered through this prospectus (i) to or through underwriters or dealers, (ii) directly to purchasers, including our affiliates, (iii) through agents, or (iv) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed Delivery Contracts

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, each series of offered securities (other than common stock) will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Electronic Auctions

We may also make sales through the Internet or through other electronic means. Since we may from time to time elect to offer securities directly to the public, with our without the involvement of agents, underwriters or dealers, utilizing the Internet (sometimes referred to as the “world wide web”) or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you will want to pay particular attention to the description of that system, which we will provide in a prospectus supplement.

Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. Of course, many pricing methods can and may also be used.

Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

General Information

Agents, underwriters and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

The consolidated financial statements of NeoMagic Corporation at January 31, 2006, and for the year then ended, incorporated by reference in this Registration Statement have been audited by Stonefield Josephson, Inc., independent registered public accounting firm, and at January 31, 2005, and for each of the two years in the period ended January 31, 2005, by Ernst & Young LLP, independent registered public accounting firm, as set forth in their respective reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission, or the Commission, in accordance with the Securities Exchange Act of 1934, or the Exchange Act. You may read and copy our reports, proxy statements and other information filed by us at the public reference room of the Commission located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Commission are available free of charge to the public over the Internet at the Commission’s website at http://www.sec.gov.

The Commission allows us to “incorporate by reference” certain information we file with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:

(1)	Our Annual Report on Form 10-K for the fiscal year ended January 29, 2006, filed with the Commission on April 6, 2006 and Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended January 29, 2006, filed with the Commission on October 27, 2006.

(2)	Our Quarterly Reports on Form 10-Q for the quarters ended April 30, 2006 and July 30, 2006, filed with the Commission on June 14, 2006 and September 13, 2006, respectively, and Amendment No. 1 to our Quarterly Report on Form 10-Q/A for the quarter ended April 30, 2006, filed with the Commission on October 27, 2006.

(3)	Our Current Reports on Form 8-K, filed with the Commission on March 21, 2006, May 4, 2006, May 16, 2006, June 22, 2006 and July 10, 2006.

(4)	Our Registration Statement on Form 8-A for our Common Stock, filed with the Commission on January 17, 1997.

(5)	Our Registration Statement on Form 8-A for our Preferred Stock Purchase Rights, filed with the Commission on December 23, 2002 and amended on August 23, 2004.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

NeoMagic Corporation

3250 Jay Street

Santa Clara, California 95054

Attention: Investor Relations

(408) 988-7020

In addition, you may obtain a copy of these filings from the SEC as described above in the section entitled “Where You Can Find More Information.”

Please note for your reference that we effected a five-for-one reverse stock split on August 12, 2005. When you read any of the share and per share numbers set forth in the documents that we are incorporating by reference that were filed before August 12, 2005, note that such numbers have not been adjusted to take into account the five-for-one reverse stock split.

            Shares

Warrants to purchase            Shares

Common Stock

PROSPECTUS SUPPLEMENT

November     , 2006

A.G. EDWARDS